UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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PERRIGO COMPANY PLC

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NOTICE OF 2017 ANNUAL GENERAL MEETING

Thursday, July 20, 2017

10:00 a.m. (GMT)

The 2017 Annual General Meeting (the “AGM”) of Shareholders of Perrigo Company plc (“the Company”) will be held on Thursday, July 20, 2017 at 10:00 a.m. (GMT) at The Hilton Garden Inn, 1 Custom House Quay, North Dock, Dublin 1, Ireland, Liffey/Harbour Room, to:

1.	Elect eleven director nominees to serve until the 2018 Annual General Meeting of Shareholders;
2.	Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor;
3.	Provide advisory approval of the Company’s executive compensation;
4.	Provide advisory approval on the frequency of future advisory votes on executive compensation;
5.	Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares;
6.	Determine the price range at which the Company can reissue shares that it holds as treasury shares;
7.	Amend the Company’s Articles of Association to implement proxy access; and
8.	Transact any other business that may properly come before the meeting.

Proposals 1 – 5 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the meeting. Proposals 6 and 7 are special resolutions requiring the approval of not less than 75% of the votes cast. All proposals are more fully described in this Proxy Statement.

During the meeting, management will also present the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2016, along with the related directors’ and auditor’s reports.

If you plan on attending the meeting, you may obtain admission tickets at the registration desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker, bank or other nominee should bring proof or certificate of ownership to the meeting.

While all shareholders are invited to attend the meeting, only shareholders of record on May 26, 2017 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as soon as possible. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card or instruction form.

By order of the Board of Directors

Todd W. Kingma

Executive Vice President, General Counsel

and Company Secretary

June     , 2017

We are once again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. This e-proxy process expedites shareholders’ receipt of proxy materials while reducing the costs and the environmental impact of our annual meeting. On or about June     , 2017, we mailed to our beneficial owners and consenting shareholders of record a notice of internet availability of proxy materials containing instructions on how to access our proxy statement and Annual Report and how to vote online. All other shareholders will receive a paper copy of the proxy statement, proxy card and Annual Report by mail unless otherwise notified by us or our transfer agent. The notice of internet availability contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and Annual Report if you only received a notice by mail or (ii) elect to receive your proxy statement and Annual Report over the Internet if you received them by mail this year.

This Proxy Statement, the Annual Report on Form 10-K and Irish Statutory Financial Statements for the fiscal year ended December 31, 2016, are available at http://www.viewproxy.com/perrigo/2017.

Perrigo Company plc

Proxy Statement

Director Compensation	11

Ownership of Perrigo Ordinary Shares	13

Section 16(a) Beneficial Ownership Reporting Compliance	14

Executive Compensation	15

Potential Payments Upon Termination or Change in Control	40

Remuneration Committee Report	46

Equity Compensation Plan Information	46

Audit Committee Report	47

Proposals to be Voted on:

(1) Election of Directors	48

(2) Ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company and the authorization to fix the remuneration of the auditor	55

(3) Advisory vote on the Company’s executive compensation	56

(4) Advisory vote on the frequency of future advisory votes on executive compensation	57

(5) Authorization to make market purchases and overseas market purchases of Company shares	58

(6) Determination of the price range at which the Company can reissue shares that it holds as treasury shares	59

(7) Amendment to the Company’s Articles of Association to implement proxy access	60

Presentation of Irish Statutory Financial Statements	65

Annual Report on Form 10-K	65

Questions and Answers and Voting Information	66

Appendix A – Proposed Amendments to Articles of Association of the Company.

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about June      , 2017.

Proxy Summary

Here are highlights of important information you will find in this proxy statement. As this is only a summary, we encourage you to review the complete proxy statement before you vote.

Our Annual Meeting

Logistics

Date and Time July 20, 2017 at 10:00 a.m. (GMT)	The Hilton Garden Inn, 1 custom House Quay, North Dock, Dublin 1, Ireland, Liffey/Harbour Room.
Record Date May 26, 2017	Shareholders on the close of business on the record date may vote on all matters.

Proposals

Resolutions Proposed for Shareholder Vote	Board Vote Recommendation	Page Reference for Additional Details
1. Election of directors	FOR each nominee	50
2. Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor	FOR	57
3. Advisory vote on executive compensation	FOR	59
4. Advisory vote on frequency of future advisory votes on executive compensation	FOR - 1 Year	60
5. Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares	FOR	60
6. Determine the price range at which the Company can reissue shares that it holds as treasury shares	FOR	62
7. Amend the Company’s Articles of Association to implement proxy access	FOR	63

Governance

•	Annual director elections
•	10 of 11 director nominees are independent
•	All committee members are independent
•	Board of Directors is diverse in gender, ethnicity, experience and skills
•	Regular board refreshment
•	Independent directors regularly meet in executive session
•	Separate independent Chair and CEO roles
•	Annual board and committee assessments
•	Robust stock ownership guidelines
•	Majority voting for directors
•	No shareholder rights plan
•	Board-level risk oversight
•	Anti-hedging and anti-pledging policies

i

Board Refreshment

•	Geoffrey M. Parker and Theodore R. Samuels were appointed to the Board in 2016, with Mr. Samuels beginning his service on January 1, 2017.
•	Bradley A. Alford, Rolf A. Classon, Adriana Karaboutis, Jeffrey B. Kindler and Jeffrey C. Smith were appointed to the Board in 2017.
•	Average tenure: approximately 3 years as of the date of the AGM.

Executive Transition/Succession Planning

•	On April 24, 2016, Joseph C. Papa resigned as Chief Executive Officer and was replaced by John Hendrickson, who had previously served as Perrigo’s President. On that same date, the Board also appointed independent director Laurie Brlas as Chairman.
•	In February 2017, Judy L. Brown resigned as Executive Vice President, Business Operations and Chief Financial Officer and the Board appointed Ronald L. Winowiecki, who had previously served as Perrigo’s Senior Vice President, as acting Chief Financial Officer.
•	These smooth transitions resulted from the Board’s ongoing succession planning process and reflect the Board’s commitment to cultivating and developing executive talent.

2016 Performance Update

•	Net sales of $5.3 billion.
•	Operating loss of $2.0 billion, which includes impairment charges of $2.6 billion.

Compensation

Executive Compensation Principles

•	Perrigo’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to our long-term success, and to ensure that pay is significantly performance-based.
•	Highlights

What We Do	What We Do Not Do
✓ Place a significant emphasis on variable, at-risk pay	☒ Permit hedging or pledging of Perrigo stock ☒ Provide significant perquisites ☒ Reprice options ☒ Provide “single trigger” change in control cash severance benefits
✓ Align compensation with shareholder returns through long-term performance
✓ Include clawback provisions in our incentive agreements
✓ Have rigorous stock ownership guidelines
✓ Use an independent compensation consultant
✓ Conduct annual risk assessments

ii

Program Design

•	Primary elements include base salary, annual cash incentive and long-term incentive compensation.
•	A substantial portion of our executive compensation is performance-based and at-risk.
•	Program is weighted toward long-term equity awards rather than short-term compensation.

2016 Compensation

•	No special awards were made to executive officers in 2016.
•	Consistent with our pay-for-performance model, no or limited annual bonuses were paid to executive officers in 2016, and there was zero vesting credit for 2016 tranche of performance-based equity compensation.

Questions and Answers and Voting Information

Please see the Questions and Answers and Voting Information section beginning on page 66 for important information about voting, the proxy materials, and deadlines for submitting shareholder proposals and director nominees for the 2018 Annual General Meeting of Shareholders. Additional questions may be directed to Perrigo Company plc, Attn: General Counsel, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or GeneralMeeting@perrigo.com.

iii

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer (“CEO”) is a member of, and reports directly to, our Board, and members of our executive management team regularly advise our Board on those business segments for which each executive has management responsibility. Our Board is kept informed through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices and by participating in Board and committee meetings.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Governance Guidelines. The Board may amend these guidelines from time to time. We will mail a copy of these guidelines to any shareholder upon written request to our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email at GeneralMeeting@perrigo.com. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of both the SEC and the NYSE.

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical and legal obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code of Conduct to any shareholder upon request to our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or at GeneralMeeting@perrigo.com.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet NYSE independence requirements. A director will not be considered independent unless the Board of Directors determines that the director meets the NYSE independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has determined that ten of our current eleven directors are independent, including Bradley A. Alford, Laurie Brlas, Rolf A. Classon, Gary M. Cohen, Adriana Karaboutis, Jeffrey B. Kindler, Donal O’Connor, Geoffrey M. Parker, Theodore R. Samuels and Jeffrey C. Smith. John T. Hendrickson is not independent under these standards because he is currently serving as an officer of Perrigo.

In making its independence determination, the Board of Directors has broadly considered all relevant facts and circumstances and concluded that there are no material relationships that would impair these directors’ independence.

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight of the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Remuneration Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance. These committees report to the Board of Directors on risk management matters.

Management periodically presents to the Board of Directors its view of the major risks facing the Company, which may include a dedicated “enterprise risk management” presentation. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, capital allocation and taxation matters), acquisitions, divestitures and consideration of other extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management. The Board has full access to management as well as the ability to engage advisors to assist the Board in its risk oversight role.

The following chart provides a summary overview of key areas of risk oversight for the Board and management.

Board of Directors

Oversees Major Risks

Strategic and Competitive – Financial – Brand and Reputational – Legal and Regulatory

Operational – Cybersecurity – CEO Succession Planning

Management Key Risk Responsibilities
• Business units identify and manage business risks	• Central functions design risk framework, including setting boundaries and monitoring risk appetite	• Internal audit provides independent assurance on design and effectiveness of internal controls and governance practices

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a separate Chairman of the Board and Chief Executive Officer, and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure at this time. In addition, having three independent Board Committees chaired by independent directors provides a formal structure for strong, independent oversight of the Chairman and Chief Executive Officer and the rest of the Company’s management team.

Chairman of the Board

Between August 2003 and April 2016, the Board of Directors appointed an independent director to serve as Lead Independent Director. Gerald K. Kunkle, Jr. held the position of Lead Independent Director of Perrigo Company from August 2009 to April 2016. In April 2016, the board decided to separate the roles of the Chairman of the Board and Chief Executive Officer and appointed Laurie Brlas as Chairman of the Board, eliminating the need for a Lead Independent Director. In May 2017, the Board re-appointed Ms. Brlas as Chairman of the Board.

The role of the Chairman includes:

•	presiding at all Board meetings, including executive sessions of the independent directors;
•	serving as a liaison between the CEO and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;
•	having the authority to call meetings of the independent directors; and
•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The Chairman is selected from those Perrigo directors who are independent and who have not been a former executive officer of Perrigo. The Chairman position is for an initial term of three years, subject to annual reviews by our Nominating & Governance Committee, annual re-election of that director at the intervening AGMs, and an annual appointment by the independent directors.

Shareholder Engagement

We believe that ongoing, transparent communication with our shareholders is critical to our long-term success. We have a robust shareholder engagement program, and we regularly communicate with our shareholders through a number of forums, including quarterly earnings presentations, investor conferences, securities filings, phone calls, plant tours and individual meetings. During 2016, we engaged in meaningful dialogue with many of our top shareholders, as well as numerous other current and prospective shareholders, on topics such as our business performance and overall corporate strategy, capital allocation, industry and market trends, corporate governance, M&A strategy and executive compensation. Our shareholders have provided us with valuable feedback and external viewpoints that inform the way we think about our business and strategy, and we are committed to a continuing dialogue.

Anti-Hedging and Anti-Pledging Policies

In August 2016, the Board of Directors amended the Company’s insider trading policy. As amended, the policy, which already prohibited executive officers and directors of the Company from trading in options, warrants, puts and calls or similar instruments on Company securities and holding Company securities in margin accounts, also prohibits executive officers and directors from pledging Company securities as collateral for a loan. In addition, the amended policy prohibits Company directors and all employees, including executive officers, from selling Company securities “short”, engaging in “short sales against the box”, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Board of Directors and Committees

Perrigo’s Board of Directors met 20 times during 2016. The Board of Directors has standing Audit, Remuneration and Nominating & Governance Committees, and there were a total of 31 committee meetings during 2016. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served during 2016.

We encourage all of our directors to attend our annual general meetings, and seven of the eight directors then serving attended the AGM in 2016.

The Board has adopted a charter for each of the Audit, Remuneration and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under Investors – Corporate Governance – Committees and are available in print to shareholders upon request to our Company Secretary, Todd W. Kingma, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or GeneralMeeting@perrigo.com.

Audit Committee

During 2016, the Audit Committee met fifteen times. The Audit Committee currently consists of the following independent directors: Donal O’Connor (Chair), Jeffrey B. Kindler, Geoffrey M. Parker and Adriana Karaboutis.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 47.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NYSE listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NYSE listing standards. The Board has also determined that Donal O’Connor, Jeffrey B. Kindler, and Geoffrey M. Parker, have the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Remuneration Committee

During 2016, the Remuneration Committee met eight times. The Remuneration Committee currently consists of the following independent directors: Jeffrey B. Kindler (Chair), Geoffrey M. Parker, Theodore R. Samuels and Jeffrey C. Smith.

The Remuneration Committee reviews and recommends to the Board compensation arrangements for the CEO and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, bonuses and incentive and equity compensation, and administers Perrigo’s incentive and other long-term employee compensation plans. For fiscal 2016, the

Remuneration Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo did not retain Meridian to perform any other compensation-related or consulting services for Perrigo. Additional information regarding the processes and procedures of the Remuneration Committee is presented in the Compensation Discussion and Analysis, beginning on page 15. In addition, interactions between Meridian and management were generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction. Based on these factors, its own evaluation of Meridian’s independence pursuant to the requirements approved and adopted by the SEC and the NYSE, and information provided by Meridian, the Committee has determined that the work performed by Meridian did not raise any conflicts of interest.

After taking into consideration the feedback received from its investor outreach efforts in 2016, as well as a desire to bring a fresh perspective to Perrigo’s executive compensation programs, the Remuneration Committee conducted a search for a new independent consultant. Following a comprehensive search process, the Remuneration Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its new independent consultant for fiscal 2017. In addition to the appointment of FW Cook, in February 2017, the Board appointed Jeffrey B. Kindler as the new Chair of the Remuneration Committee, bringing a further fresh perspective to Perrigo’s executive compensation program.

Nominating & Governance Committee

During 2016, the Nominating & Governance Committee met eight times. The Nominating & Governance Committee currently consists of the following independent directors: Jeffrey C. Smith (Chair), Bradley A. Alford, Rolf A. Classon and Gary M. Cohen.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees. In February 2017, the Board appointed Jeffrey C. Smith as the Chair of the Nominating & Governance Committee.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the CEO on a regular basis.

Board and Committee Self-Assessments

The Board and the Audit, Remuneration and Nominating & Governance Committees have adopted a three-year cycle for conducting board and committee self-assessments. Year 1 assessments are conducted with extensive internal questionnaires; Year 2 assessments are conducted by a third party; and Year 3 assessments are conducted with abbreviated internal questionnaires. Through this process, directors evaluate the composition, effectiveness, process and skills of the Board and individual Committees and identify areas that merit further focus or consideration. The results of the assessments are reviewed and discussed by the Nominating & Governance Committee, which then reports to and leads a discussion with the full Board.

Shareholder Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Chairman of the Board will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review by any Board member upon his or her request.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our Articles of Association. The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is recommended for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees, and it will seek input from other Board members, including the CEO and Chairman of the Board, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual general meeting by following the process described in the Articles of Association and summarized in this proxy statement under “Voting Information – How do I submit a shareholder proposal or director nomination for the next AGM?”

Upon a change in a director’s job responsibility, including retirement, our Corporate Governance Guidelines require the director to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the offer of resignation.

Proxy Access

The Board is proactively recommending that shareholders approve amendments to our Articles of Association to implement proxy access. Proxy access will allow eligible shareholders to include their own director nominees in Perrigo’s proxy materials along with the candidates nominated by the Board. Please see “Proposal 7 – Amendment to the Company’s Articles of Association to implement proxy access” beginning on page 60 for a description of the proxy access proposal.

Board Refreshment

The Board is committed to thoughtful board refreshment and ongoing board succession planning. During 2016 and 2017, seven new independent directors have been added to our Board. Geoffrey M. Parker was appointed and began serving in November 2016. Theodore R. Samuels was also appointed in November 2016 and began serving in January 2017. Mr. Parker and Mr. Samuels were identified by the Nominating & Governance Committee with the assistance of an independent search firm. In February 2017, Bradley A. Alford, Jeffrey B. Kindler and Jeffrey C. Smith were appointed to the Board effective immediately under the terms of the agreement between the Company and Starboard Value LP and certain of its affiliates (collectively, “Starboard”). Also, under the Starboard agreement, on May 2, 2017, Adriana Karaboutis and Rolf A. Classon were appointed to the Board effective immediately. The Starboard agreement is discussed in more detail below under the heading Certain Relationships and Related-Party Transactions.

Stock Ownership

Under our Corporate Governance Guidelines, each director who is not a Perrigo employee is required to attain stock ownership at a level equal to five times his or her annual cash retainer. Beginning in fiscal 2017, the Board increased the required ownership for non-employee directors to six times his or her annual cash retainer. Non-employee directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Executive Stock Ownership Guidelines section, on page 31. All of our non-employee directors serving for at least one year are in compliance with these guidelines.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the policy, a copy of which is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest in Perrigo. The Nominating & Governance Committee reviews the information provided in response to these questionnaires.

Related-party transactions since the beginning of 2016 are described below. Other than the Starboard Agreement, these related-party transactions involved Marc Coucke, who is no longer a director or officer of the Company. Each of the transactions was reviewed and approved in accordance with our policy. The Nominating & Governance Committee determined that the terms of these transactions are no less favorable to us than would be the case with an unrelated third party.

Agreement with Starboard Value LP

On February 6, 2017, we entered into an agreement with Starboard (the “Starboard Agreement”), which was intended to define the ongoing relationship between Perrigo and Starboard in its capacity as a significant shareholder. As of February 6, 2017, Starboard beneficially owned approximately 6.7% of Perrigo’s outstanding ordinary shares. Pursuant to the Starboard Agreement, we (i) accepted the resignation of Michael J. Jandernoa, Gerald K. Kunkle, Jr., Herman Morris, Jr. and Shlomo Yanai from the Perrigo board of directors, and (ii) appointed Jeffrey C. Smith of Starboard and two other independent directors, Bradley A. Alford and Jeffrey B. Kindler, to the Board to fill three of the resultant vacancies. Pursuant to the Starboard Agreement, Starboard had the right to recommend to the Board two additional nominees to serve as independent directors. Upon Starboard’s recommendation, on May 2, 2017, the Board appointed Adriana Karaboutis and Rolf A. Classon as directors and accepted the resignation of Ellen R. Hoffing effective upon Ms. Karaboutis’ and Mr. Classon’s appointments.

With respect to the AGM, Starboard agreed to, among other things, vote in favor of Perrigo’s director nominees and, subject to certain conditions, vote in accordance with the Board’s recommendation on all other proposals. Starboard also agreed not to submit director nominations or proposals at the AGM. In addition, we agreed to nominate Messrs. Alford, Kindler, Smith, and Classon as well as Ms. Karaboutis for re-election at the AGM.

Under the terms of the Starboard Agreement, until the earlier of (i) 15 business days prior to the deadline for the submission of shareholder nominations for the 2018 AGM and (ii) the date that is 100 days prior to the first anniversary of the AGM, Starboard agreed not to, among other things: (a) solicit proxies; (b) join any “group” or voting arrangement; (c) propose certain extraordinary transactions or encourage third parties to do so; (d) call or seek to call an extraordinary general meeting of Perrigo’s shareholders; (e) seek board representation other than as provided in the Starboard Agreement; or (f) influence third parties with respect to the voting or disposition of Perrigo ordinary shares. Starboard also agreed to customary confidentiality restrictions.

Omega Acquisition

On March 30, 2015, we acquired Omega Pharma Invest NV (“Omega”) from Alychlo NV (“Alychlo”) and Holdco I BE NV for nearly $3.0 billion in equity and cash, with $1.4 billion of existing Omega debt assumed by us in the transaction. Marc Coucke, the founder and Chief Executive Officer of Omega, and his spouse are the principal shareholders of Alychlo, which received all of the equity consideration in the acquisition that represented a value of approximately $2.26 billion at that time. Following the acquisition, Mr. Coucke was appointed as acting as permanent representative of Mylecke Management, Art & Invest NV (“Mylecke”), serving as Executive Vice President, General Manager, Omega.

Under the terms of the acquisition agreement, Mr. Coucke is subject to a non-compete until the later of March 30, 2020, or three years after the date he ceases to be a service provider, consultant, manager, or director of the Company or any of its subsidiaries, subject to certain exceptions. In addition, the equity consideration shares are subject to a lock-up agreement, and the Company has granted Alychlo registration rights in connection with the issuance of those shares.

On April 28, 2016, the Company announced the resignation of Mr. Coucke as the Executive Vice President, General Manager of Branded Consumer Healthcare business. On April 27, 2016, the Company, Omega, Perrigo Ireland 2 Ltd., Mylecke, Alychlo and Mr. Coucke entered into a “Mutual Agreement” to memorialize the terms and conditions of Mr. Coucke’s resignation and the termination and amendments of certain arrangements that the Company had previously entered into with Mr. Coucke or entities affiliated with Mr. Coucke, including, among other things, (i) the Consultancy Agreement referenced below, (ii) certain non-compete covenants in the Agreement for the Sale and Purchase of 685,348,257 Shares of Omega Pharma Invest N.V., dated as of November 6, 2014, (iii) the Non-Compete Agreement between the Company and Mr. Coucke dated March 30, 2015, and (iv) the Lock-up Agreement dated March 30, 2015.

On December 30, 2016, an Omega subsidiary sold the assets of the Etixx brand to Alychlo for €3.0 million plus the assumption of certain liabilities. As part of this transaction, Mr. Coucke’s non-compete was modified to permit him to market the Etixx brand.

Consultancy Agreement

On November 5, 2014, Omega entered into a Consultancy Agreement with Mylecke, represented by Marc Coucke, which we assumed in connection with the Omega acquisition. Under this agreement, Mr. Coucke served as Executive Vice President, General Manager, Branded Consumer Healthcare. The Consultancy Agreement required Mr. Coucke to, upon request, assist the Omega business in Belgium. The Consultancy Agreement provided for annual fixed reimbursement of €1,200,000; eligibility for an annual bonus, the amount and criteria to be determined by the Board of Directors, and reimbursement for reasonable out-of-pocket expenses. No bonus was awarded to Mr. Coucke in 2016. On April 27, 2016, the parties mutually agreed to terminate the Consultancy Agreement.

Trademark License Agreement

On October 23, 2015, Alychlo and Omega Pharma Belgium N.V. (“Omega Pharma Belgium”) entered into a Trademark License Agreement. Mr. Coucke and his spouse are the principal shareholders of Alychlo. Pursuant to the Trademark License Agreement, Alychlo granted Omega Pharma Belgium a non-exclusive right to use certain K-Protect trademarks in connection with the production and sale of certain products in Belgium and France that are sold pursuant to a Distribution Agreement, dated June 26, 2015, between Omega Pharma Belgium and WIN S.A. Under the Distribution Agreement, Omega Pharma Belgium is WIN S.A.’s sole and exclusive distributor for certain food supplements in specified European countries. Distribution began in November 2015, and net sales of the products in fiscal 2016 were €260,739. Pursuant to the Trademark License Agreement, Omega Pharma Belgium is required to pay a royalty of 10% of net sales on products using K-Protect trademarks. The Distribution Agreement expires in October 2020, after which it will be renewed for five-year terms if between six and eight months prior to the end of any term either party gives notice of renewal and the other party does not object.

Distribution Agreement and Consent to Assignment

On October 30, 2015, Pharco S.A. (“Old Pharco”) and Omega entered into a Consent to Assignment pursuant to which Old Pharco assigned to Pharco Innovations N.V. (“New Pharco”) all of Old Pharco’s rights under a Distribution Agreement, dated October 24, 2015, between Old Pharco and Omega. Mr. Coucke has an ownership interest in Old Pharco and is an 80% shareholder of New Pharco. Under the terms of the Distribution Agreement, Omega is New Pharco’s exclusive distributor of certain products in Belgium and Luxembourg. New Pharco will supply products to Omega on a consignment basis and pay Omega a distribution fee based on 20% of the net sales of the products, which were €1,370,982 in fiscal 2016. In connection with the sale of the Etixx brand to Alychlo, Omega agreed to give up its option to purchase the products at a price based on annual sales. The Distribution Agreement expires in October 2019, after which it will be renewed for five-year terms if between six and eight months prior to the end of any term either party gives notice of renewal and the other party does not object.

Sponsorship Agreement

On September 14, 2015, Omega Pharma Belgium entered into a sponsorship agreement with KV Oostende, a Belgian professional soccer club owned by Mr. Coucke. Under the three-year agreement, Omega Pharma Belgium pays an annual sponsorship fee of €250,000 for advertising and promotional activities.

Director Compensation

The Remuneration Committee reviews and makes a recommendation to the Board regarding non-employee director compensation. In determining the level and mix of compensation for non-employee directors, the Remuneration Committee considers peer and other market data, practices and trends as well as information and analyses provided by Meridian, its independent consultant.

In 2016, all of our non-employee directors were paid an annual cash retainer, and a supplemental annual cash retainer was also paid to committee chairs, the Chairman, and non-chair committee members all as described below.

Chairman Annual Cash Retainer:	$150,000

Director Annual Cash Retainer	$75,000

Committee Member Retainer:
Audit	$12,500
Remuneration	$12,500
Nominating & Governance	$8,000

Committee Chair Retainer:
Audit	$25,000
Remuneration	$25,000
Nominating & Governance	$16,000

Prior to April 25, 2016, the Lead Independent Director also received an annual cash retainer of $30,000.

Our non-employee directors also receive annual equity awards in the form of restricted stock units vesting on the earlier of one year after the grant date or the date of the next AGM. These grants are intended to directly link an element of director compensation to shareholders’ interests.

For 2016, our Chairman of the Board and non-employee directors received equity awards in the form of restricted stock units having a value of approximately $375,000 and $300,000, respectively. These awards vest on the earlier of one year from the grant date or the date of the next AGM, and their grant date fair value is based on $91.94, the closing price of the Company’s ordinary shares on the grant date.

To align with market and peer practices, in 2017, we eliminated our non-employee director travel stipend of $10,000 per international trip to compensate directors for the time spent traveling to attend board meetings in other countries. We also eliminated the $1,000 per day for activities requiring travel in furtherance of Board or Perrigo business (other than to and from regularly scheduled Board and committee meetings).

Directors who are Perrigo employees receive no compensation for their services as directors.

The following table summarizes the 2016 compensation of our non-employee directors who served during the year.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation	Total ($)
Laurie Brlas	189,036	375,000	-	-	564,036
Gary M. Cohen	132,000	300,000	-	-	432,000
Jacqualyn A. Fouse	47,868	300,000	-	-	347,868
Ellen R. Hoffing	153,500	300,000	-	-	453,500
Michael J. Jandernoa	116,000	300,000	-	-	416,000
Gerald K. Kunkle, Jr.	128,430	300,000	-	-	428,430
Herman Morris, Jr.	132,390	300,000	-	-	432,390
Donal O’Connor	106,036	300,000	-	-	406,036
Shlomo Yanai	143,500	300,000	-	-	443,500
Geoffrey M. Parker	21,301	45,205	-	-	66,506

1) Represents the grant date fair value of 3,263 service-based restricted stock units granted to each non-employee director on May 19, 2016 calculated in accordance with U.S. GAAP. The grant date fair value is based on $91.94 per share, the closing price of Perrigo Company plc ordinary shares on the NYSE on the grant date. For Ms. Brlas also includes the grant date fair value of 778 service-based restricted stock units granted for her service as Chairman of the Board on June 21, 2016 calculated in accordance with U.S. GAAP. The grant date fair value is based on $96.45 per share, the closing price of Perrigo Company plc ordinary shares on the NYSE on the grant date. The shares vest on the earlier of one year after the grant date or at the AGM.

2) As of December 31, 2016, there were no unvested stock options held by non-employee directors.

Ownership of Perrigo Ordinary Shares

Directors, Nominees and Executive Officers

The following table shows how many Perrigo ordinary shares the directors, nominees, and named executive officers, individually and collectively, beneficially owned as of May 10, 2017. The percent of class owned is based on 143,392,302 Perrigo ordinary shares outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation table on page 35.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned	Options Exercisable Within 60 days	Total	Percent of Class

Directors
Bradley A. Alford	-	-	-	*
Laurie Brlas	10,457	7,225	17,682	*
Rolf A. Classon	-	-	-	*
Gary M. Cohen	13,351	10,278	23,629	*
John T Hendrickson (1)	14,774	23,455	38,229	*
Adriana Karaboutis	-	-	-	*
Jeffrey B. Kindler	-	-	-	*
Donal O’Connor	2,810	-	2,810	*
Geoffrey M. Parker	2,650	-	2,650	*
Theodore R. Samuels	2,759	-	2,759	*
Jeffrey C. Smith (2)	9,641,425	-		6.7%

Named Executive Officers Other Than Directors
Judy L. Brown	10,007	34,056	44,063	*
Todd W. Kingma (3)	16,560	43,187	59,747	*
Jeffrey R. Needham	10,904	12,691	23,595	*
Sharon Kochan	9,594	18,638	28,232	*
Joseph C. Papa (4)	118,515	-	118,515	*

Directors and Executive Officers as a Group (22 Persons) (5)	9,742,572	145,991	9,888,563	6.9%

* Less than 1%.

1)  Shares owned include 9,879 shares owned by the John T. Hendrickson Trust, of which Mr. Hendrickson is the trustee.

2) Represents shares held by certain funds and managed accounts for which Starboard Value LP serves as manager or investment manager. Mr. Smith serves as a Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard Value LP. Mr. Smith has shared voting and shared dispositive power over Starboard’s shares.

3) Shares owned include 2,000 shares in the Todd Kingma Charitable Remainder Uni-Trust.

4) Ownership of ordinary shares as of the date of Mr. Papa’s resignation and options as of May 10, 2017.

5) See footnotes 1 through 3. Includes directors and executive officers as of May 10, 2017. Of these shares, 9,641,425 are beneficially owned indirectly by Jeffrey Smith.

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo’s ordinary shares. The percent of class owned is based on 143,392,302 Perrigo ordinary shares outstanding as of May 10, 2017.

Name and Address of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	14,574,768	10.17%

BlackRock Inc. (2) 55 East 52nd Street New York, NY 10055	11,617,204	8.48%

Starboard Value LP (3) 777 Third Avenue, 18th Floor New York, NY 10055	9,641,425	6.72%

1)	The Vanguard Group, Inc. has sole voting power with respect to 226,541 of the shares, shared voting power with respect to 26,691 of the shares, shared dispositive power with respect to 249,174 of the shares and sole dispositive power with respect to 14,325,514 shares. This information is based on a Schedule 13G/A filed with the SEC on April 10, 2017.
2)	BlackRock Inc. has sole voting power with respect to 10,295,073 of the shares shared voting power with respect to none of the shares and sole dispositive power with respect to all of the shares. This information is based on a Schedule 13G/A filed with the SEC on January 25, 2017.
3)	Based on a Schedule 13D/A filed with the SEC on February 7, 2017, pursuant to which (a) each of Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP and Starboard Principal Co GP LLC reported sole voting and dispositive power with respect to 9,641,425 shares; (b) Starboard Value and Opportunity Master Fund Ltd reported sole voting and dispositive power with respect to 3,287,856 shares; (c) each of Starboard Value A LP and Starboard Value A GP LLC reported sole voting and dispositive power with respect 2,366,741 shares; (d) each of Starboard Leaders Kilo LLC and Starboard Leaders Fund LP, Value reported sole voting and dispositive power with respect to 2,001,138 shares; (e) Starboard Value and Opportunity S LLC reported sole voting and dispositive power with respect to 372,738 shares; (f) each of Starboard Leaders Select III LP and Starboard Leaders Select III GP LLC Value reported sole voting and dispositive power with respect 365,603 shares; (g) each of Starboard Value and Opportunity C LP, Starboard Value R LP and Starboard Value R GP LLC reported sole voting and dispositive power with respect to 209,418 shares; and (h) each of Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld reported shared voting and dispositive power with respect to 9,641,425 shares.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo ordinary shares with the SEC. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during 2016, with the exception of one transaction occurring in 2011 that was included in Ms. Brown’s Form 4 filed in August 2016.

Executive Compensation

Compensation Discussion and Analysis

Introduction

Last year was a year of transformation and strategic change at Perrigo. Many of these changes continue in 2017 and directly impact our compensation programs.

Management Changes – Following the departure of our former CEO in April 2016 and CFO in March 2017, we appointed John T. Hendrickson as CEO and Ronald L. Winowiecki as Acting CFO. Both have substantially lower total compensation than their predecessors.

Strategic Changes – Since becoming CEO, John Hendrickson has been committed to disciplined execution and decisive action. He has led a comprehensive strategic, operational and financial review of the business, optimized our organizational effectiveness, and reduced our overall cost structure, all with the goal of stabilizing the business in the near term and creating shareholder value going forward.

Board Changes – In April 2016, the Board separated the roles of Chairman of the Board and CEO and appointed independent director Laurie Brlas as Chairman of the Board. We also began refreshing our Board through the November 2016 appointments of Geoffrey M. Parker and Theodore R. Samuels. This has continued in 2017 with the appointments of Bradley A. Alford, Jeffrey B. Kindler and Jeffrey C. Smith in February 2017 and Rolf A. Classon and Adriana Karaboutis in May 2017. These new directors bring a great deal of experience and fresh perspective to our board, and their addition also reduced our average director tenure from over 11 years in June 2016 to approximately 3 years today.

Compensation Changes – Although we have historically received strong shareholder support (nearly 90%) for our executive compensation programs, at the 2016 AGM approximately 56% of the votes cast supported our executive compensation decisions. We recognize that this was an unacceptably low percentage. During 2016, we solicited feedback from the holders of more than 20% of our shares outstanding, including approximately 30% of our institutional holders, and separately engaged in meaningful dialogue about our compensation program with a number of our institutional investors. Through this outreach, we learned that the primary reason for the low support level for say on pay in 2016 was shareholder opposition to the special cash and non-performance-based equity awards provided to executives in 2015 to strengthen retention of key talent in the midst of the unsolicited takeover bid from Mylan. Aside from that issue, the shareholders we spoke with generally supported the overall structure of our executive pay program. Nevertheless, these conversations with shareholders helped us identify opportunities for improvements to our program.

Specifically, in our 2017 executive compensation program, we:

•	Increased focus on longer-term relative performance comparisons through the addition of a relative TSR metric;

•	Simplified the plan design, aligning it with market practices and our strategic focus – e.g., we removed net operating profit after tax as the primary annual incentive bonus funding mechanism and replaced it with operating income and days of working capital; and

•	Increased the weight of performance-based long-term compensation we provide to executives by eliminating service-based restricted stock units and replaced them with performance shares based on Total Shareholder Return that is measured over a three-year period.

We have also taken steps to ensure that we had a fresh perspective in reviewing and assessing our compensation program. For 2017, we appointed a new Remuneration Committee Chair, refreshed the Committee’s membership with four new directors, engaged a new independent consultant, FW Cook, and reconstituted our peer group to better reflect our strategic direction moving forward.

The compensation-related changes did not stop at the structural level. We also demonstrated our commitment to pay-for-performance.

•	The 2016 management incentive bonus plan was funded well below the target level because the metric used to fund that plan, Net Operating Profit after Tax, or NOPAT, was achieved only slightly above the threshold level.

•	Even though the bonus plan was funded at a lower level, our new CEO requested that he not receive any MIB payout for 2016, and the Committee agreed, noting that the decision was not related to personal but overall Company performance. On the same basis, each of our other executive officers received less than the earned amount of his or her annual bonus.

•	Because the Return on Tangible Capital (“ROTC”) in 2016 was below the threshold level, there was zero (0%) vesting credit for the 2016 tranche of the performance-based equity compensation, which will apply to the full three-year vesting credit for the performance-based restricted stock units granted in fiscal 2015, Stub Period 2015, and fiscal 2016.

•	Finally, in 2016, none of our executive officers received a discretionary bonus or special equity award.

Simply stated, we have listened to our shareholders and taken action to respond to their valuable input.

This Compensation Discussion and Analysis (“CD&A”) provides information about our executive compensation program, the factors that were considered in making compensation decisions for our named executive officers and how we have modified our programs to meet Perrigo’s needs for the future.

Executive Summary

Our Future and New Executive Compensation Design

The number one goal of the Board is to position Perrigo for success, which means having a leadership team in place that is focused on creating value in the short- and long-term for all shareholders. It is also a priority to ensure our executive pay program is aligned with Perrigo’s strategic priorities and drives value creation for all shareholders.

Based on input received from our shareholders, the Committee recognizes that there are significant opportunities to ensure our executive compensation program is aligned with, and focused on, driving value creation for the benefit of all our shareholders.

To this end, the Committee, working with its independent compensation consultant and management, took the following actions, which are being fully implemented in 2017:

Program Element	Change	Rationale
The Management Incentive Bonus Plan (the “MIB Plan”)

•       Remove net operating profit after tax as the primary funding mechanism.

•       Use achievement of operating income (“OI”) and days of working capital (“DWC”) goals to fund and calculate actual incentive award payouts.

• Simplifies the formula and is easier to understand. • Aligns with market practices and supports business plans.

Long-Term Incentive (“LTI”) Plan compensation for the named executive officers

•       Remove service-based restricted stock units (“RSUs”).

•       Restructure the mix of equity to 70% performance-based restricted stock units (“PRSUs”) and 30% stock options.

•        Base 50% of the total LTI opportunity on the achievement of Return on Tangible Capital (“ROTC”) and 20% on Total Shareholder Return (“TSR”) relative to the 2017 Executive Compensation Peer Group over a three-year performance cycle.

•       The LTI design for all other eligible employees remains unchanged.

•       Responds to shareholder feedback.

•       Increases the focus on relative performance.

•       Simplifies approach.

•       Aligns with market practices.

•       Adds a 3-year performance measurement period.

•       Increases the performance-based percentage of LTI compensation to 70% (100%, if including options).

The Committee believes these changes are consistent with best practices and further align our executives’ compensation with shareholder interests.

Best Compensation Governance and Practices

With these changes, our executive compensation program continues to be grounded in the following policies and practices, which promote sound compensation governance, enhance execution of our pay-for-performance philosophy and further align our named executive officers’ interests with those of our shareholders:

What We Do	What We Do Not Do
✓ Place a significant emphasis on variable, at-risk pay	☒ Permit hedging or pledging of Perrigo stock ☒ Provide significant perquisites ☒ Reprice options ☒ Provide “single trigger” change in control cash severance benefits
✓ Align compensation with shareholder returns through long-term performance
✓ Include clawback provisions in our incentive agreements
✓ Have rigorous stock ownership guidelines
✓ Use an independent compensation consultant
✓ Conduct annual risk assessments

Recap of 2016 Compensation Actions

In making 2016 pay decisions, the Committee took several factors into account, including the business environment, the results of our operations, market practices, the competitive talent market and the design of our pay programs.

Executive Transition/Succession Planning. During 2016 and early 2017, there were several changes in our executive management team, including:

•	In April 2016, Joseph C. Papa resigned as Chief Executive Officer and Chairman of the Board.
•	Following Mr. Papa’s resignation, Perrigo’s President, John T. Hendrickson, was appointed Chief Executive Officer.

•	In February 2017, Judy L. Brown resigned as our Executive Vice President, Business Operations and Chief Financial Officer.
•	Ronald L. Winowiecki, Perrigo’s Senior Vice President, Business Finance, was appointed acting Chief Financial Officer following Ms. Brown’s resignation.

Perrigo’s named executive officers for 2016 are:

Named Executive Officer	Position
John T. Hendrickson	Chief Executive Officer
Judy L. Brown	Executive Vice President, Business Operations and Chief Financial Officer
Todd W. Kingma	Executive Vice President, General Counsel and Secretary
Jeffrey R. Needham	Executive Vice President and President, Consumer Healthcare Americas
Sharon Kochan	Executive Vice President and President, Consumer Healthcare International
Joseph C. Papa	Former Chairman and Chief Executive Officer

Promoting Mr. Hendrickson to Chief Executive Officer. In connection with Mr. Hendrickson’s promotion to Chief Executive Officer, the Committee approved the following:

Program Element	Committee Decisions
Annual Base Salary	Increased salary by 28.6% to $900,000
MIB Plan	Increased target incentive opportunity from 80% to 115% of base salary
LTI Plan	Granted the following promotional equity awards on June 21, 2016:

PRSUs	Stock Options	RSUs
$1,205,000	$723,000	$482,000

The total value of the grant was $2,410,000*. These awards, in addition to his regular LTI Plan award granted in February 2016 (please see “2016 LTI Plan Grants” on page 28), are intended to align Mr. Hendrickson’s total variable pay opportunity for his position with the market as a new CEO.

*The number of stock options and RSUs granted were based on the closing price of Perrigo’s ordinary shares on the date of grant (June 21, 2016). PRSUs and RSUs fully vest on February 26, 2019. Stock options vest 33% on each of February 26, 2017, 2018 and 2019.

2016 Performance Update

•	Net sales of $5.3 billion.
•	Operating loss of $2.0 billion, which includes impairment charges of $2.6 billion.

Rewarding for 2016 Performance. The Committee’s key compensation decisions, based on the Company’s results in 2016, were highly aligned with the actual performance in the year:

Program Element	Committee Decisions
Annual Base Salary	With the exception of Mr. Hendrickson, the named executive officers’ base salaries increased between 1.5% and 3.6% based on the Committee’s review of the compensation market data and assessment of individual performance, as well as in recognition of increased responsibilities or promotions.

MIB Plan	With the exception of Mr. Hendrickson, the named executive officers received annual incentive awards, based on performance, under the MIB Plan ranging from 0% to 56% of target.

LTI Plan

All of the named executive officers received their target annual LTI Plan award grant for 2016, which consisted of 50% PRSUs that provide no actual value unless threshold ROTC target levels are achieved over 3 years, 30% stock options (vesting over 3 years), and 20% RSUs (vesting over 3 years).

However, based on 2016 performance, there was zero (0%) vesting credit for the 2016 tranche of the performance-based equity compensation, which will apply to the full three-year vesting credit for the PRSUs granted in fiscal 2015, Stub Period 2015, and fiscal 2016.

What Guides Our Executive Compensation Program

Our Executive Compensation Principles

Perrigo’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive offers, who are critical to our long-term success. The executive compensation program reflects our core principles:

•	Pay is linked to performance: A significant portion of total compensation should be variable (“at-risk”) and linked to the attainment of specific performance objectives.
•	Pay is shareholder-aligned: Compensation should be provided through pay elements (base salaries, annual and long-term incentives) designed to drive sustained business performance, build an internal culture of ownership and create long-term value for our shareholders.
•	Pay opportunities are market-competitive: Provide compensation at levels that will attract, motivate, and retain highly qualified executives who are focused on the long-term best interests of our shareholders.

The core elements of our executive compensation program are summarized in the table below.

Element	Form	What It Does
Base Salary	Cash (Fixed)	Provides a competitive rate of compensation relative to similar positions in pharmaceutical industry and consumer-goods peers and enables us to attract and retain critical executive talent.

MIB Plan	Cash (Variable)	Focuses executives on achieving annual financial and operational goals that drive long-term shareholder value.

LTI Plan	Equity (Variable)	Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive value creation and support our retention strategy.

The charts below show the target compensation of our Chief Executive Officer and our other named executive officers for fiscal 2016. These charts illustrate that a majority of named executive officer compensation is performance-based and variable (88% for our Chief Executive Officer and an average of 75% for our other named executive officers). The weighting of these pay elements is consistent with the market and puts a material, significant portion of the named executive officers’ total direct compensation at risk if Perrigo performance declines.

The Decision-Making Process

The Role of the Remuneration Committee. The Committee, which is composed entirely of independent directors, oversees our executive compensation program. The Committee works very closely with its independent consultant and management to examine the effectiveness of Perrigo’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at http://perrigo.investorroom.com/corporate-governance.

Each year, the Committee reviews and approves the elements of compensation for all executive officers, including the named executive officers. The Committee submits its recommendations regarding the Chief Executive Officer’s compensation to the independent directors of the Board for approval.

To assist it in making compensation decisions, the Committee annually reviews compensation tally sheets that contain comprehensive historical, current and projected data on the total compensation and benefits package for each of our named executive officers. These tally sheets also include analyses for various termination events (including terminations with and without cause and for death, disability, retirement or following a change of control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. These tally sheets, which are prepared by management and reviewed by Meridian, generally contain data that are substantially similar to the data contained in the tables presented below.

The Role of Management. The Chief Executive Officer makes recommendations to the Committee regarding the compensation of the other named executive officers for the Committee’s approval. The Chief Executive Officer does not participate in the deliberations of the Committee regarding his own compensation. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Role of the Independent Consultant. For 2016, the Committee engaged Meridian Compensation Partners LLC as its independent consultant to assist it in considering and analyzing market practices and trends, outside director compensation and management’s compensation recommendations. Perrigo did not retain Meridian to perform any non-executive compensation-related consulting services for Perrigo. For 2017, the Committee engaged FW Cook as its new independent consultant. In addition, management and the Committee periodically review compensation survey data published by Mercer Human Resource Consulting, Willis Towers Watson, Aon Hewitt and the Hay Group.

The Role of Market Comparison Data. The Committee uses information provided by Meridian regarding the compensation practices of select companies (the “Comparison Group”) as one of the factors in evaluating both the structure of our executive compensation program and target levels of compensation. Management also reviews data periodically from Mercer Human Resource Consulting, Willis Towers Watson, Main Data Group and Equilar regarding the market positioning for base salary and annual and long-term incentive target levels for all executive roles. The Committee considers this information, together with the factors described in the “Executive Compensation Principles” section above, in determining executive compensation.

Over time, the Comparison Group selected by the Committee (following consultation with our independent compensation consultant and management) has focused on comparably sized pharmaceutical and other relevant consumer products peer group companies. The Committee undertook a detailed review of the existing Comparison Group and, with the assistance of our independent compensation consultant and management, analyzed potential peer company additions and deletions, resulting in the approval of the Comparison Group in April 2015. The Comparison Group was initially used to establish competitive market data for the period between June 28, 2015 to December 31, 2015 (“2015 Stub Period”). Given the change in fiscal year end, this same Comparison

Group data was used as a reference point in setting 2016 pay opportunities because no new pay data was available at that time. The Comparison Group consists of the 16 companies listed below:

Abbvie, Inc.	Mallinckrodt plc
Allergan plc	Mead Johnson Nutrition Co.
Allergan, Inc.	Mylan, Inc.
Bristol-Myers Squibb Co.	Regeneron Pharmaceuticals
Celgene Corporation	Shire plc (ADR)
Endo International plc	United Therapeutics Corporation
Hospira, Inc.	Valeant Pharmaceuticals International
Jazz Pharmaceuticals plc	Zoetis, Inc.

Our independent compensation consultant provided information on the pay practices of the Comparison Group to the extent that information was available. In addition to pay data for the Comparison Group, our independent compensation consultant provided compensation data from the Towers Watson Pharmaceutical and Health Sciences Compensation Survey as an additional reference point for the Committee’s consideration.

For fiscal 2017, the Committee undertook a review of the existing Comparison Group. The Committee continued to focus on comparably sized pharmaceutical and consumer goods companies, taking into account consolidation in the pharmaceutical industry, as well as Perrigo’s growth, changing strategy, and business focus. With the assistance of its independent consultant and management, the Committee considered additions and deletions to the existing Comparison Group, and approved a new Comparison Group for fiscal 2017 pay decisions. The new Comparison Group consists of the 16 companies listed below:

Baxter International Inc. The Clorox Company Jazz Pharmaceuticals plc Patterson Companies, Inc. Shire plc Reckitt Benckiser Group plc	Church & Dwight Co., Inc. Endo International plc Mallinckrodt plc Prestige Brands Holdings, Inc. Spectrum Brands Holdings, Inc.	Conagra Brands, Inc. Henry Schein, Inc. Mylan N.V. Zoetis Inc. TreeHouse Foods. Inc.

In establishing compensation levels for the named executive officers, the Committee does not focus exclusively on market comparison data for positions with comparable responsibilities. Instead, that data is one factor that the Committee uses when setting compensation levels for each element of our program (salary, target annual cash incentive and equity-based compensation) and for the combined total of these elements. Although Perrigo does not specifically target a stated pay percentile objective, the Committee considers the 50th percentile of market data to be a valuable indication of what is competitive in the market.

In addition to market comparison data, the Committee also considers an individual’s competencies, experience and performance; Company and division financial performance; and the aggregate cost to Perrigo. Ultimately, consideration of market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives.

2016 Executive Compensation Program In Detail

Base Salaries

The Committee approves base salaries for the named executive officers other than the Chief Executive Officer. For the Chief Executive Officer, the Committee submits its recommendation for the Chief Executive Officer’s base salary to the Board for approval. In approving a named executive officers’ base salary, the Committee may consider comparisons among positions internally and externally, proxy and survey data, performance, job experience and unique role responsibilities. To assist the Committee in this process, each year the Chief Executive Officer provides the Committee with base salary recommendations for each of the other named executive officers, as well as summaries of such named executive officers’ individual performance.

The named executive officers are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Comparison Group. Named executive officers are also eligible for salary adjustments for promotions or changes in job responsibilities.

For 2016, the Committee approved the following base salary adjustments for the named executive officers, other than Mr. Papa whose 2016 compensation is addressed on page 30. With the exception of Mr. Hendrickson’s increase, which was based primarily on his promotion to Chief Executive Officer (please see “Promoting Mr. Hendrickson to Chief Executive Officer” on page 19), the other named executive officers received modest adjustments to better align their salaries with the market.

Named Executive Officer	2015 Stub Period Annualized Base Salary	2016 Base Salary	% Increase
John T. Hendrickson	$700,000 (not CEO)	$900,000 (CEO)	28.6%
Judy L. Brown	$634,500	$657,342	3.6%
Todd W. Kingma	$511,000	$526,330	3.0%
Jeffrey R. Needham	$500,000	$507,500	1.5%
Sharon Kochan	$495,000	$502,425	1.5%

Annual Incentive Award Opportunities

The MIB Plan is designed to motivate and reward the named executive officers for achieving and exceeding specific, financial goals that support our objective of increasing long-term shareholder value. Participants in the MIB Plan include our named executive officers, other management level personnel and other selected individuals. Substantially all other employees participate in other annual incentive plans. MIB Plan awards are paid in cash.

Near the beginning of each performance period, the Board approves the financial plan for that performance period, from which the Committee determines and approves the performance target goals and payout schedules for the MIB Plan. These goals and individual bonus targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Following the end of the performance period, the Committee reviews Perrigo’s actual results against the performance target goals to determine at what level the MIB Plan awards will be paid. The MIB

Plan payout schedules provide for payouts only if performance results meet or exceed our performance goals, excluding any items and events that are non-operational in nature, such as acquisitions.

Individual performance goals are not a formulaic input for determining the bonus opportunity. However, to ensure that awards reflect a named executive officer’s and contribution to our results, the Committee has, or, in the case of the Chief Executive Officer, the independent directors have, the discretion to adjust any named executive officer’s actual award up by as much as 50% or down by as much as 100% based on individual performance, provided that, in the case of any upward adjustment, the maximum incentive award opportunity for any individual executive is capped at 200% of the target award opportunity.

Actual incentive payouts may vary from target levels based on Company, division and individual performance.

Target Award Opportunity. The 2016 target MIB Plan award opportunities for the named executive officers, other than Mr. Papa whose 2016 compensation is addressed on page 30, are shown in the table below. The range of award opportunities is listed in the Grants of Plan-Based Awards for 2016 table on page 37.

Named Executive Officer	2016 Target Bonus (as % of Salary)
Mr. Hendrickson	115%
Ms. Brown	75%
Mr. Kingma	60%
Mr. Needham	60%
Mr. Kochan	60%

MIB Plan Funding. Net Operating Profit After Tax, or NOPAT, was the performance metric for calculating the pool of available funds that could be paid out under the MIB Plan for 2016. For purposes of calculating performance attainment, NOPAT is adjusted for acquisitions, impairments, amortization expense, and other non-operational items as reviewed and approved by the Committee.

Near the beginning of 2016, the Committee approved a matrix of annual incentive funding opportunities for the MIB Plan that corresponded to various levels of NOPAT performance as a percentage of the MIB NOPAT target goal for 2016. The maximum pool of funds available for all 2016 awards under the MIB Plan was capped at 200% of the aggregate target award for all participants and the maximum incentive award opportunity for any individual participant in the MIB Plan was limited to 250% of that individual’s target award (200% for executive officers).

The following chart shows the formula for overall MIB funding for 2016:

	Performance Level	Funding Level
Below Threshold:	Below 80% of performance target	Zero
Threshold:	At 80% of performance target	50% funding of target awards
	Between 80% and 100% of performance target	50% funding of target awards plus an additional 2.5% of funding for every 1% (or fraction thereof) above the performance target
Target:	At 100% of performance target	100% funding of target awards
	Between 100% and 120% of performance target	100% funding of target awards plus an additional 5% of funding for every 1% (or fraction thereof) above the performance target
Maximum:	At or above 120% of performance target	200% funding of target awards

Near the beginning of the calendar year, the Board approved the financial plan for that calendar year, from which the Committee determined and approved the performance target goals and payout schedules for the 2016 MIB Plan.

2016 MIB Pool Funding

	NOPAT Performance Goals ($M)	Pool Funding
Maximum	$1,884	200%
Target	$1,569.6	100%
Threshold	$1,256	50%
Actual	$1,284.5	51.4%

Under the MIB Plan, the Committee may adjust performance measures to prevent dilution or enlargement of awards by excluding the effects of, among other things, extraordinary, unusual or non-recurring items, assets impairments, and non-cash items. Perrigo’s adjusted MIB NOPAT performance for 2016 was $1,264.7 million, which consisted of a $1,999.7 million loss from operations as reported in our financial statements, plus $3,264.4 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included $2,631.0 million of asset impairments and $363.9 million of amortization expense, as well as charges related to acquisitions and divestitures not included in Perrigo’s original plan for 2016, restructuring charges, and unusual litigation charges. In addition, the Committee removed the non-cash effects of changes in the fair value for the Tysabri® royalty stream and included actual Tysabri® cash royalties consistent with the annual plan measure, resulting in a $356.2 million adjustment. In addition, tax expense was calculated on net operating profit on a consistent basis for both plan and actual results. Based on the pay-out matrix for the 2016 MIB Plan, this would have funded the MIB pool at 51.4%; however, the Committee used its discretion to decrease MIB pool funding to 51.1%, which correlates to NOPAT prior to recent changes in accounting.

MIB Payouts. The pool of available funds is allocated among nine sub-pools covering various geographic groups or business units, including Corporate, using a mathematical formula based on the relative performance of each geographic group or business unit. This allocation determined the actual payout for members of each respective geographic group or business unit, which ranged from a low of 29.99% to a high of 61.17%. Perrigo’s management team, including the named executive officers, participates in the Corporate MIB Plan.

For 2016, the Committee used the following performance metrics to determine how the pool of available MIB funds would be allocated. The table also shows each performance metric’s relative weighting, threshold and target objectives and actual results.

Performance Metric	Weighting	Threshold*	Target	Actual Results
Corporate OI	80%	$1,449.35	$1,811.69	$1,432.40
Corporate DWC	20%	113.49 Days	94.57 Days	96.3 Days

*Threshold must be achieved for participants to receive any payouts relative to those components under the MIB Plan.

Based on the payout matrix for 2016 Corporate MIB Plan and the weighting between the OI and DWC components, the bonus payouts under 2016 Corporate MIB Plan, which included payouts to each named executive officer, were 34.56% of the bonus target.

In assessing individual performance in 2016 for purposes of determining whether adjustments should be made to the MIB payouts, the Committee focused on the personal efforts of participants to help Perrigo meet its financial, strategic and other goals. The Chief Executive Officer provided substantial input to the Committee regarding the personal performance of the other named executive officers in this respect. In the case of the Chief Executive Officer, there was a robust review process carried out by the Committee, which included annual evaluation questionnaires and responses collected and summarized by the Independent Remuneration Consultant and provided to the Committee and Board Chair. After considering Mr. Hendrickson’s request that he not receive any MIB payout for 2016, and noting that the decision was not related to personal performance, the Committee agreed and submitted its recommendation for the CEO’s compensation to the independent directors for their approval. The independent directors in the case of the Chief Executive Officer, and the Committee in the case of the other named executive officers, have the ability to adjust individual MIB payouts based on personal performance. Individual adjustments are based on the assessment of personal performance, segment performance, competencies, experience, contributions to business success and, in some cases, overall Company performance and resulted in actual MIB payouts for 2016 to the named executive officers, other than Mr. Hendrickson, ranging from 0% to 72% of target. The independent directors accepted the Committee’s recommendation and did not award an MIB payout to Mr. Hendrickson for 2016. The actual MIB payouts awarded to the named executive officers are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation table on page 35.

Long-Term Incentive Award Opportunities

Long-term stock-based compensation, which is awarded under our LTI Plan, is intended to motivate and reward executives for creating shareholder value as reflected in the total shareholder return of Perrigo’s ordinary shares. Awards under the LTI Plan may be in the form of stock options, non-statutory stock options, stock appreciation rights or stock awards, including restricted shares or restricted share units, or performance shares or performance units. We provide long-term incentive opportunities solely through stock-based awards.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s ordinary shares. In addition, performance-based restricted stock units are only earned if specified financial goals are achieved.

The Committee sets stock-based grant levels based on consideration of a named executive officers’ position, review of market competitive practices (using the market median as a competitive guideline) and the aggregate cost impact to Perrigo. Grants to named executive officers are subject to the approval of the Committee and, in the case of the Chief Executive Officer, the independent directors.

During our regularly scheduled meetings in the First Quarter of the calendar year, the Board approves all regular, annual stock-based awards for the Chief Executive Officer, and the Committee approves all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels. All regular annual stock-based awards are granted on, and priced at the last reported sale price of Perrigo’s stock on the fifth trading day after the day on which Perrigo publicly releases its year-end earnings for the calendar year.

Stock-based awards may be granted at various times during the year to new hires or to existing non-executive employees under special circumstances (promotions, retention or performance) with the approval of the Chief Executive Officer. Stock-based awards may also be granted during the year to the executive officers other than the Chief Executive Officer with the approval of the Committee and to the Chief Executive Officer with the approval of the independent directors as permitted under the LTI Plan. Such awards are priced at the closing price of Perrigo’s stock on the day the awards are granted.

2016 LTI Plan Grants. All of the named executive officers received their target annual LTI Plan award grant for 2016, which consisted of 50% PRSUs that provide no actual value unless threshold target levels of return on tangible capital (“ROTC”) are achieved over three years, 30% stock options (vesting over three years), and 20% service-based RSUs (vesting over three years). The table below shows the LTI Plan award values granted for fiscal 2016 for each of the named executive officers, other than Mr. Papa.

Named Executive Officer	PRSUs At Target*	Stock Options**	RSUs*	Total Value
Mr. Hendrickson***	9,673 12,494	21,943 26,968	3,869 4,997	$2,500,000 $2,485,000
Ms. Brown	8,125	18,432	3,250	$2,100,000
Mr. Kingma	4,836	10,971	1,935	$1,250,000
Mr. Needham	3,366	7,636	1,346	$870,000
Mr. Kochan	3,289	7,461	1,315	$850,000
*	Award amounts for PRSUs and RSUs were determined based on the closing price of Perrigo ordinary shares on the date of grant for all of the named executive officers.

**	Award amounts were calculated based on Black-Scholes values.

***	Mr. Hendrickson received two grants in fiscal 2016, the annual grant in February 2016 (the first line) and a promotional grant after he became CEO in June 2016 (the second line).

A Closer Look at PRSUs

The number of PRSUs to be earned for the 2016 grant is dependent on Perrigo’s performance during three distinct performance periods (for which a separate ROTC goal is established) as follows:

•	January 1, 2016 through December 31, 2016;
•	January 1, 2017 through December 31, 2017; and
•	January 1, 2018 through December 31, 2018

Shares can be earned based on the average ROTC over three distinct performance periods, using challenging target ROTC goals that are set by the Board and based on each year’s financial plan. Earned awards, if any, can range from 0% to 200% of the target number of shares granted and will become 100% vested on February 26, 2019 (three years from the grant date).

The Committee has approved using ROTC as the performance measure for PRSUs because it measures our ability to generate profits from the effective use of all tangible capital invested in the business. Tangible capital is defined as Perrigo’s operating assets and liabilities excluding all acquisition-related intangible assets and goodwill. ROTC is calculated by dividing Perrigo’s after tax MIB OI by its tangible capital. Both management and the Board of Directors regularly review both ROTC and return on invested capital (“ROIC”) to measure Perrigo’s ability to provide a return on all assets greater than its cost of capital. The ROIC calculation includes goodwill as well as intangible assets from acquisitions.

Starting in 2017, the Committee approved the addition of a rTSR metric with a three-year measurement period to the performance-based equity mix. This will account for 20% of the total grant and is replacing the 20% which previously was awarded in service-based RSUs. The change means that a total of 70% of LTI awards will be provided in the form of performance-based equity (with the remaining 30% provided in options).

The ROTC target used for PRSUs granted in 2016 was 73.9%. As reflected in the chart below, our 2016 ROTC performance of 62.3% resulted in an actual vesting credit of 0% for 2016, which will be relevant for any performance period that includes 2016. Information regarding the fiscal 2014 grant is included in footnote 5 to the Outstanding Equity Awards at 2016 Year End table on page 38.

Change in Performance Measurement Period for the Fiscal 2015 PRSU Grant

Beginning on January 1, 2016, we changed our fiscal year to begin on January 1 and end on December 31 of each year. As a result of this change, on June 22, 2015, the Board and the Committee approved an amendment to the performance measurement periods applicable to Perrigo’s fiscal 2015 PRSU awards under the LTI Plan. The amendment changed the remaining performance measurement periods on the fiscal 2015 grants to align with Perrigo’s next two financial reporting periods given the change in fiscal year. As amended, the fiscal 2015 grant performance measurement period is as follows:

FY15 Grant	Original Measurement Period	As Amended
Year One	June 29, 2014 – June 27, 2015	June 29, 2014 – June 27, 2015
Year Two	June 28, 2015 – June 25, 2016	June 28, 2015 – December 31, 2015
Year Three	June 26, 2016 – July 1, 2017	January 1, 2016 – December 31, 2016

The amendment retains the original service requirements, such that the recipients must remain employed with Perrigo through the original vesting date of the applicable grant in order to actually receive these grants.

With respect to the PRSUs that vested in 2016, the vesting credits for fiscal 2016, 2015 Stub Period, and fiscal 2015 were 0%, 68% and 135%, respectively, based on Perrigo’s financial performance. Given these percentages, the full three-year vesting credit for the performance-based restricted stock units granted in fiscal 2015 was 68%.

The actual number of restricted stock units that vested in 2016 for each of our named executive officers is listed under Number of Shares Acquired on Vesting in the Option Exercises and Stock Vested in 2016 table on page 39.

The accounting cost of the stock-based awards is determined at the grant date and accrued over the vesting service period. The ultimate expense for the PRSUs is based on the number of shares earned.

The grant date fair value, as calculated under the applicable accounting standard (FASB ASC Topic 718), for 2016 stock-based grants is presented in the Grants of Plan-Based Awards for 2016 table on page 37.

Former Chief Executive Officer 2016 Compensation

Joseph C. Papa resigned as our Chief Executive Officer on April 24, 2016. Prior to his resignation, he was compensated in accordance with his employment agreement and other benefits consistent with those provided to members of senior management. The details of the agreement relating to Mr. Papa’s employment can be found on page 34. Mr. Papa’s base salary for 2016 was $1,285,000, a 3% increase over his base salary for the 2015 Stub Period, and his 2016 target MIB Plan award opportunity was 120%. In 2016, Mr. Papa also received grants under the LTI Plan consisting of 32,694 PSUs, 74,166 NQSO and 13,077 SRSUs, all of which were forfeited upon his resignation. Further details regarding amounts received by Mr. Papa upon his termination are provided in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 40.

Other Policies, Practices and Guidelines

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary. Beginning in 2017, the Chief Executive Officer’s ownership requirement increased from 5 to 6 times base salary. The current ownership guidelines are as follows:

•	Chief Executive Officer: 6 times base salary
•	Executive Vice President: 3 times base salary
•	Senior Vice President: 2 times base salary

For purposes of determining an executive officer’s stock ownership, at least fifty percent (50%) must consist of (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or restricted stock units, or (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan. The balance of an executive officer’s stock ownership may be satisfied through (a) unvested but earned performance-based restricted stock shares or restricted share units that have not been forfeited, and (b) unvested service-based restricted shares or restricted share units that have not been forfeited.

Until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares, payout of performance shares and any other vehicle through which the individual acquires shares. At any time that an executive’s direct stock ownership is below the required levels set forth above, (i) with respect to restricted shares and units, he/she is restricted from selling more than 50% of the net shares received following the vesting of any service-based or performance-based restricted shares or restricted share units under any of the Company’s compensation plans, and (ii) with respect to stock options, he or she is restricted from selling more than 50% of the net value received upon the exercise of any stock option (i.e. after the cost of the option and taxes are remitted), such that at least 50% of the net value received upon the exercise of any stock option must be converted to directly owned shares. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of 2016, all of our executive officers, including our named executive officers, were in compliance with these guidelines.

Clawback Policy

Our grant documents include a claw-back provision that allows Perrigo to recover incentive compensation paid to an executive if Perrigo’s financial results are later restated due to the individual’s misconduct, including, without limitation, fraud or knowing illegal conduct.

Anti-Hedging and Anti-Pledging Policy

In August 2016, the Board of Directors amended the insider trading policy. As amended, the policy, which already prohibited executive officers and directors from trading in options, warrants, puts and calls or similar instruments on Perrigo securities and holding Perrigo securities in margin accounts, also prohibits executive officers and directors from pledging Perrigo securities as collateral for a loan. In addition, the amended policy prohibits our directors and all employees, including executive officers, from selling Perrigo securities “short,” engaging in “short sales against the box,” and entering into hedging or monetization transactions or similar arrangements with respect to Perrigo securities.

Compensation Risk Assessment

At the Committee’s request, Meridian, the Committee’s independent consultant, conducted an assessment of Perrigo’s compensation policies and practices for 2016 to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of Perrigo’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans) and long-term incentive arrangements (including stock option, restricted stock unit and performance share unit design) as well as potential mitigating factors such as stock ownership requirements, caps on incentive plan payouts, and recoupment policies.

After considering Meridian’s assessment, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on Perrigo.

Based on our program and the assessment review from Meridian, the Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Perrigo.

Benefits and Perquisites

Retirement Benefits. We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the named executive officers.

Executive Perquisites. We provide a limited number of perquisites to our named executive officers. Benefits and perquisites may include supplemental long-term disability insurance premiums, executive physical exams, limited spousal travel and financial counseling/tax advice.

Non-Qualified Deferred Compensation Plan. We maintain a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows certain executives, including the named executive officers, and other management level personnel to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, currently $53,000. Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $265,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Therefore, we provide affected employees who contribute to the Deferred Compensation Plan, including the named executive officers, a company match and a profit sharing contribution under the Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan but for the limitations under the Code.

Employment Agreements (Severance Benefits)

We typically do not enter into employment agreements with our executives other than our CEO. Based on Mr. Hendrickson’s promotion to CEO during 2016, we entered into an employment agreement with him. The key compensation terms of this agreement are summarized below. Post-employment payments under the CEO’s employment agreement are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 40.

In addition, based on Sharon Kochan’s move to Israel during 2016, and based on current Israeli law, we entered into an employment contract with him. The key compensation terms of Mr. Kochan’s agreement are summarized below.

All other executives are subject to our general severance policy in the event of termination other than for cause. Under this policy, executives terminated without cause would receive 52 weeks of base salary, a 52-week waiver of COBRA premiums, a pro-rata bonus payment and can elect career transition assistance up to a maximum of $25,000.

Mr. Hendrickson

Mr. Hendrickson’s employment agreement became effective on August 3, 2016. Consistent with our emphasis on performance-based pay, the majority of Mr. Hendrickson’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Hendrickson’s compensation currently includes: a base salary; participation in the MIB Plan; annual grants of stock options, RSUs and PRSUs; and participation in Perrigo’s other employee benefit plans.

The employment agreement has an initial term of three years, which is subject to automatic renewal thereafter for one-year periods unless either party provides 180 days’ prior notice of non-renewal. The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of his employment and non-solicitation restrictions for two years from the date of termination of his employment.

If Mr. Hendrickson were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would receive cash severance benefits and continued vesting of certain stock based awards. The circumstances under which severance benefits are triggered and the resulting payouts are generally consistent with market practices.

Mr. Kochan

Mr. Kochan’s employment agreement became effective on September 1, 2016. In accordance with his employment agreement, Mr. Kochan’s compensation currently includes a base salary; participation in the MIB Plan; and annual grants under the LTI Plan.

The employment agreement has an indefinite term and will continue unless either party provides 18 months’ prior notice of termination. The agreement contains non-disclosure restrictions for three years from the date of termination of his employment and non-competition and non-solicitation restrictions for six months from the date of termination of his employment.

Further details regarding potential payments under Mr. Hendrickson’s and Mr. Kochan’s agreements upon a termination of employment, including following a change in control, are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 40.

Joseph C. Papa (former Chairman and Chief Executive Officer).

Mr. Papa’s employment agreement became effective on October 9, 2006. In accordance with his employment agreement, Mr. Papa’s compensation in 2016 prior to his resignation included: a base salary; participation in the MIB Plan; annual grants of stock options, service-based restricted units and PRSUs; and participation in Perrigo’s other employee benefit plans.

Mr. Papa also served on the Board of Directors pursuant to the terms of his agreement. The agreement contained customary confidentiality obligations, non-competition restrictions for two years from the date of termination of his employment and non-solicitation restrictions for one year from the date of termination of his employment.

Under the agreement, if Mr. Papa were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would receive cash severance benefits and continued vesting of certain stock-based awards. In addition, under the terms of his equity grant agreements, Mr. Papa would receive full vesting of his outstanding stock-based awards upon termination following a change in control.

On November 12, 2015, Mr. Papa’s employment agreement was amended to more closely conform the terms of the agreement applicable in the event of a change in control of Perrigo to those of the broad-based Change in Control Severance Policy for U.S. Employees. Pursuant to our amendment, in the event of a change in control, the term of Mr. Papa’s employment agreement would be automatically extended for an additional two years from the date of such change in control. The non-competition and non- solicitation restrictive covenants would not apply if his employment were terminated without cause or as a result of or in any way related to a change in control.

Although Mr. Papa forfeited his rights relative to any unvested equity compensation, further details regarding actual payments made to Mr. Papa upon his resignation are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 40.

Tax Matters

Deductibility of Compensation

Code Section 162(m) limits the deductibility by Perrigo of compensation in excess of $1 million paid to each of the CEO and the next three most highly paid officers (excluding the Chief Financial Officer). Certain “performance-based compensation” is not included in compensation counted for purposes of the limit. The Committee attempts to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment to authorize compensation that may not be fully deductible where merited by the need to respond to changing business conditions or an executive officer’s individual performance.

Stock options and PRSUs are designed to be deductible by Perrigo for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). Accordingly, when named executive officers exercise options or receive shares in payment for earned PRSUs, they are taxed at ordinary income rates (subject to withholding), and Perrigo receives a corresponding tax deduction. For certain named executive officers with total compensation exceeding $1 million, the compensation expense associated with service-based restricted stock awards may not be tax deductible by Perrigo for federal income tax purposes under Section 162(m).

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2016, the 2015 Stub Period and fiscal years 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation($)(5)	Total($)
John T . Hendrickson	2016	810,521	-	3,437,040	1,473,024	-	79,312	5,799,897
Chief Executive Officer	2015SP	283,250	-	1,450,103	-	175,822	26,908	1,936,083
	2015	490,750	-	930,677	285,023	295,912	62,730	2,065,093
	2014	470,250	-	643,937	276,234	265,328	1,299,871	2,955,620

Judy L. Brown	2016	651,632	-	1,469,991	630,006	-	152,800	2,904,428
Executive Vice President,	2015SP	312,625	375,000 [4]	2,375,083	-	170,460	31,950	2,890,118
Chief Financial Officer	2015	605,950	-	1,617,124	572,404	419,968	153,904	3,369,350
	2014	563,200	-	1,206,065	517,314	340,249	3,785,451	6,412,279

Todd W. Kingma	2016	522,498	-	875,016	374,989	-	92,434	1,864,937
Executive Vice President,	2015SP	251,750	375,000 [4]	1,475,007	-	119,601	22,837	1,869,196
General Counsel and	2015	490,750	-	986,231	285,023	294,812	92,914	2,149,731
Secretary	2014	470,250	-	643,937	276,234	267,855	2,400,921	4,059,198

Jeffrey R. Needham	2016	505,625	-	608,932	260,998	170,000	52,869	1,598,424
Executive Vice President,	2015SP	248,000	-	855,146	-	120,274	3,675	1,227,095
Consumer Healthcare

Sharon Kochan	2016	500,587	-	594,975	255,017	65,000	65,769	1,481,347
Executive Vice President	2015SP	243,150	-	841,500	-	110,539	3,559	1,198,748
	2015	474,125	-	575,339	240,909	279,509	47,105	1,616,987
	2014	458,025	-	559,972	240,195	243,663	1,296,902	2,798,756

Joseph C. Papa	2016	464,293	-	5,914,986	2,534,994	-	196,144	9,110,417
Chairman &	2015SP	612,000	500,000 [4]	9,599,915	-	563,995	6,544	10,782,454
Chief Executive Officer	2015	1,183,750	-	5,829,935	2,022,335	1,410,130	167,555	10,613,704
Resigned April 2016	2014	1,117,500	-	3,990,351	1,711,405	1,037,390	11,088,894	18,945,540

1) Represents the full grant date fair value of stock awards granted in the years shown, calculated in accordance with U.S. GAAP. Stock awards include service-based restricted stock units and performance-based restricted stock units. For the performance-based stock awards, the amounts reported were valued using the closing market price of our ordinary shares on the date of grant assuming payout at target performance of 100%. For 2016 these values were as follows: Mr. Hendrickson, $1,250,042 annual grant, $1,205,046 promotional grant; Ms. Brown, $1,049,994 annual grant; Mr. Kingma, $624,956 annual grant; Mr. Needham, $434,988 annual grant; Mr. Kochan, $425,037 annual grant; and Mr. Papa, $4,225,046 annual grant. The 100% target performance is based on the probable outcome of the relevant performance conditions as of the grant date. See the Grants of Plan-Based Awards for Calendar Year 2016 Table for additional information regarding the full grant date fair value for all stock awards.

2) Represents the full grant date fair value of stock options granted in the fiscal years shown, calculated in accordance with U.S. GAAP. Stock options were valued using the Black - Scholes model. Additional weighted average valuation assumptions related to option awards are included in the stockholders’ equity note of the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2016 and June 27, 2015 and the transition report on Form 10-KT for the six month period ended December 31, 2015. No stock options were granted during the 2015 Stub Period.

3) The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Management Incentive Bonus earned for the relevant fiscal year/stub period as described in the Compensation Discussion and Analysis section entitled Elements of Compensation – Annual Incentive Award Opportunities.

4) One-time cash bonus awarded for recognizing their key contributions related to Mylan’s hostile takeover attempt.

5) The following table describes the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table:

Name	Perquisites and Other Personal Benefits($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Registrant Contributions to Non-Qualified Plans	Executive Long-Term Disability ($)(3)	Total ($)
John T. Hendrickson	24,218	16,278	34,532	4,285	79,312
Judy L. Brown	62,452	16,278	70,677	3,392	152,800
Todd W. Kingma	15,868	16,278	55,564	4,724	92,434
Jeffrey R. Needham	-	16,278	31,039	5,552	52,869
Sharon Kochan	15,548	16,278	30,496	3,447	65,769
Joseph C. Papa	-	16,278	175,503	4,362	196,144

1) Represents an allowance for tax/financial planning services; Employees also receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their tax returns in their home state. For Ms. Brown, full amount represents financial planning services.

2) Represents the Company’s contributions to 401(k) and Profit-Sharing Plans.

3) Represents long-term disability plan premiums paid by the Company.

Grants of Plan-Based Awards for 2016

The following table provides information regarding equity and non-equity awards granted to the named executive officers during 2016.

				Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (3)				Estimated Possible Payouts Under Equity Incentive Plans (4)			All Other Stock Awards (#) (5)	All Other Option Awards: Number of Securities Underlying Options(#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(7)
Name	Grant Date(1)		Award Date(2)	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John T. Hendrickson	2/26/2016			419,839	839,677	(9)	1,679,354	-	-	-	-	-	-	-
	2/26/2016		2/15/2016	-	-		-	-	9,673	19,346	-	-	-	1,250,042
	2/26/2016		2/15/2016	-	-		-	-	-	-	3,869	-	-	499,991
	2/26/2016		2/15/2016	-	-		-	-	-	-		21,943	129.23	750,012
	6/21/2016	[8]	6/13/2016	-	-		-	-	12,494	24,988				1,205,046
	6/21/2016	[8]	6/13/2016	-	-		-	-	-	-	4,997			481,961
	6/21/2016	[8]	6/13/2016	-	-		-	-	-	-		26,968	96.45	723,012

Judy L. Brown	2/26/2016			244,362	488,724		977,447	-	-	-	-	-	-	-
	2/26/2016		2/15/2016		-		-	-	8,125	16,250	-	-	-	1,049,994
	2/26/2016		2/15/2016	-	-		-	-	-	-	3,250	-	-	419,998
	2/26/2016		2/15/2016	-	-		-	-	-	-	-	18,432	129.23	630,006

Todd W. Kingma	2/26/2016			156,749	313,499		626,997	-	-	-	-	-	-	-
	2/26/2016		2/15/2016	-	-		-	-	4,836	9,672	-	-	-	624,956
	2/26/2016		2/15/2016	-	-		-	-	-	-	1,935	-	-	250,060
	2/26/2016		2/15/2016	-	-		-	-	-	-	-	10,971	129.23	374,989

Jeffrey R. Needham	2/26/2016			151,687	303,375		606,750	-	-	-	-	-	-	-
	2/26/2016		2/15/2016	-	-		-	-	3,366	6,732	-	-	-	434,988
	2/26/2016		2/15/2016	-	-		-				1,346	-	-	173,944
	2/26/2016		2/15/2016	-	-		-	-	-	-	-	7,636	129.23	260,998

Sharon Kochan	2/26/2016			150,176	300,352		600,704	-	-	-	-	-	-	-
	2/26/2016		2/15/2016	-	-		-	-	3,289	6,578	-	-	-	425,037
	2/26/2016		2/15/2016	-	-		-	-	-	-	1,315	-	-	169,937
	2/26/2016		2/15/2016	-	-		-	-	-	-	-	7,461	129.23	255,017

Joseph C. Papa	2/26/2016			278,576	557,152		1,114,304	-	-	-	-	-	-	-
	2/26/2016		2/15/2016	-	-		-	-	32,694	65,388	-	-	-	4,225,046
	2/26/2016		2/15/2016	-	-		-	-	-	-	13,077	-	-	1,689,941
	2/26/2016		2/15/2016	-	-		-	-	-	-	-	74,166	129.23	2,534,994

1) Actual date of grant.

2) Date on which the Remuneration Committee approved the award.

3) These columns show the dollar range of payout targets for fiscal 2016 performance under the Management Incentive Bonus Plan as described in the section titled Elements of Compensation - Annual Incentive Award Opportunities in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. Beginning in fiscal year 2010, the maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Remuneration Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2016 non-equity incentive awards are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

4) These columns show the range of performance-based restricted stock units that were granted in fiscal 2016 and that could be earned in Calendar Year 2019 under the LTIP, depending on whether specific financial goals are achieved in each of the three applicable performance periods, as described in the section titled Elements of Compensation - Stock-Based Compensation in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The U.S. GAAP value of the 2016 fiscal performance-based restricted stock units granted on February 26, 2016 was $129.23 per share. These awards, to the extent earned, vest three years from the grant date. Off-cycle grants annotated accordingly.

5) This column shows the service-based restricted stock units granted during 2016 fiscal year under the LTIP as described in the section titled Elements of Compensation - Stock-Based Compensation in the Compensation Discussion and Analysis. The U.S. GAAP value of the 2016 fiscal year service-based restricted stock units granted on February 26, 2016 was $129.23 per share. Annual awards vest three years from the grant date. Off-cycle grants are annotated accordingly.

6) This column shows the non-qualified stock options granted during 2016 fiscal year under the LTIP as described in the section titled Elements of Compensation - Stock-Based Compensation in the Compensation Discussion and Analysis. The U.S. GAAP value of the 2016 fiscal year non-qualified stock options granted on February 26, 2016 was $129.23 per share and a Black-Scholes value of $34.18. Annual awards vest ratably over three years beginning on the first anniversary of the grant date. Off-cycle grants are annotated.

7) Amounts are computed in accordance with U.S. GAAP and are included in the Summary Compensation Table in the applicable columns titled “Stock Awards” and “Option Awards.” For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

8) Additional grant provided to Mr. Hendrickson as a promotional award in connection with promotion to CEO during fiscal year 2016. The U.S. GAAP value of these awards was $96.45. Performance-based restricted stock units and service-based restricted stock units fully vest on February 26, 2019; stock options vest 33% on each of February 26, 2017, 2018 and 2019.

9) Prorated target based on 80% of salary through the date of Mr. Hendrickson’s promotion to CEO and 115% thereafter.

Outstanding Equity Awards at 2016 Year End

The following table sets forth information detailing the outstanding equity awards held at December 31, 2016 by each of our named executive officers, other than Mr. Papa who held no equity awards as of that date.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(4)
John T. Hendrickson	8/22/2013	2,394	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	4,756	-	147.75	8/21/2024	1,316	109,531	2,227	125,417
	6/29/2015	-	-	-	-	2,987	248,608	1,673	77,963
	11/5/2015	-	-	-	-	2,181	181,525	-	-
	2/26/2016	-	21,943	129.23	2/26/2026	3,869	322,017	6,481	361,402
	6/21/2016	-	26,968	96.45	6/21/2026	4,997	415,900	8,371	466,800

Judy L. Brown	8/23/2012	7,474	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	10,888	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	9,550	4,775	147.75	8/21/2024	2,644	220,060	4,472	251,863
	6/29/2015	-	-	-	-	5,431	452,022	3,041	141,754
	12/28/2015	-	-	-	-	2,571	213,984	-	-
	2/26/2016	-	18,432	129.23	2/26/2026	3,250	270,498	5,444	303,566

Todd W. Kingma	8/19/2010	2,476	-	58.82	8/18/2020	-	-	-	-
	8/23/2011	10,064	-	90.65	8/23/2021	-	-	-	-
	8/23/2012	8,576	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	7,182	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	4,756	2,377	147.75	8/21/2024	1,316	109,531	2,227	125,417
	6/29/2015	-	-	-	-	2,987	248,608	1,673	77,963
	12/28/2015	-	-	-	-	2,571	213,984	-	-
	2/26/2016	-	10,971	129.23	2/26/2026	1,935	161,050	3,240	180,682

Jeffrey R. Needham	8/23/2012	1,962	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	4,163	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	4,020	2,009	147.75	8/21/2024	1,113	92,635	1,882	105,982
	5/14/2015	-	-	-	-	515	42,863
	6/29/2015	-	-	-	-	2,322	193,260	1,300	60,606
	2/26/2016	-	7,636	129.23	2/26/2026	1,346	112,028	2,255	125,760

Sharon Kochan	8/23/2012	5,886	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	6,245	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	4,020	2,009	147.75	8/21/2024	1,113	92,635	1,882	105,982
	6/29/2015	-	-	-	-	2,285	190,181	1,280	59,641
	2/26/2016	-	7,461	129.23	2/26/2026	1,315	109,447	2,204	122,883

1) For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

2) All stock option awards vest one-third per year over three years beginning on the anniversary of the grant.

3) Service-based restricted stock units cliff vest respective to the vesting anniversary provided in the grant agreement.

4) The market value of these unvested awards was calculated using the closing price of our ordinary shares as of December 31, 2016, which was $83.23.

5) Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over a two and a half periods for fiscal 2014 and 2015 grants and three full periods for fiscal 2016, more fully described in the section entitled “Long-Term Incentive Award Opportunities” in the Compensation Discussion and Analysis. As of December 31, 2016, the number of unearned units for the fiscal 2015 award, granted on August 21, 2014, was calculated using vesting credits of 135%, 68% and 0% for fiscal years 2015, 2015 SP and 2016, respectively, based on our actual performance. The number of unearned units for the 2015 SP award, granted on June 29, 2015, was calculated using a vesting credit of 68%, 0% and 100% for fiscal years 2015 SP, 2016 and target for 2017. The number of unearned units for the fiscal 2016 award, granted on February 26, 2016, was calculated using a vesting credit of 0% for fiscal 2016 and a targeted vesting credit of 100% for calendar years 2017 and 2018.

Option Exercises and Stock Vested in 2016

The following table provides information for each named executive officer concerning the exercise of stock options and the vesting of restricted stock during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)

John T. Hendrickson	-	-	7,298	672,265
Judy L. Brown	33,289	1,706,662	12,193	1,122,119
Todd W. Kingma	-	-	7,298	672,265
Jeffrey R. Needham	-	-	5,213	479,394
Sharon Kochan	-	-	5,890	542,240
Joseph C. Papa	46,293	200,513	-	-

1) The value realized on exercise was calculated using the difference between the exercise price of the option and the closing price of our ordinary shares on the day the awards were exercised.

2) Represents service-based restricted stock and units and performance-based restricted stock units issued under the LTIP.

3) The value realized on vesting was calculated using the closing price of our ordinary shares on the day the awards vested.

Non-Qualified Deferred Compensation in 2016

The Deferred Compensation Plan allows participants to defer as much as 80% of base salary and 100% of incentive compensation. Participation in the plan is limited to the executive officers (including the named executive officers) and other management level personnel. Amounts deferred under the Deferred Compensation Plan earn a return based on measurement funds made available to participants, which are determined by the Retirement Plan Committee. These measurement funds mirror the investment choices available in our 401(k) Plan, with the exception of Company stock, which is not an investment option in the Deferred Compensation Plan. Participants elect the form and timing of distributions of their Deferred Compensation Plan deferrals prior to the year in which it is deferred. Participants may change their distribution elections, however, changes must be made 12 months in advance and are subject to a five year delay. Participants may elect in-service distributions to be paid in a lump sum up to five annual installments; in-service deferrals must remain in the Deferred Compensation Plan for at least three years prior to distribution. Participants may elect to receive their retirement/termination distributions in a lump sum or annual instalments (up to 15 years) upon separation from service. If a participant’s in-service distribution was not paid prior to a separation from service, the in-service distribution will be paid according to their retirement/termination distribution election. All participants with an account balance subject to Section 409A of the Internal Revenue Code may not begin receiving retirement/termination distributions earlier than the first day of the seventh month following a separation from service.

The following table sets forth information relating to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Perrigo Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

John T. Hendrickson	295,903	34,532	92,658	75,249	1,389,000
Judy L. Brown	59,553	70,677	99,515	-	1,483,898
Todd W. Kingma	34,370	55,564	90,924	-	1,654,460
Jeffrey R. Needham	31,295	31,039	83,423	-	1,130,793
Sharon Kochan	105,474	30,496	64,227	-	978,322
Joseph C. Papa	102,829	175,503	436,370	5,572,489	-

1) Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table as 2016 salary: Mr. Hendrickson, $243,156; Ms. Brown, $39,098; Mr. Kingma, $10,450; Mr. Needham, $25,281; Mr. Kochan, $83,366; and Mr. Papa, $46,429; and the following additional amounts are included for 2016 in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation: Mr. Hendrickson, $52,746; Ms. Brown, $20,455; Mr. Kingma, $23,920; Mr. Needham $6,014; Mr. Kochan, $22,108 and Mr. Papa, $56,400.

2) These amounts are included in the Summary Compensation Table as All Other Compensation.

3) In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table in the columns entitled (i) Salary (for stub period 2015): Mr. Hendrickson, $55,075; Ms. Brown, $18,758; Mr. Kingma, $5,035; Mr. Needham, $12,400; Mr. Kochan, 36,473; and Mr. Papa, $61,200; (ii) Non-Equity Incentive Plan Compensation (for stub period 2015): Mr. Hendrickson, $88,774; Ms. Brown, $95,396; Mr. Kingma, $133,962; Mr. Needham $14,056; Mr. Kochan, $55,902; and Mr. Papa, $191,013; (iii) Salary (for fiscal year 2015): Mr. Hendrickson, $89,600; Ms. Brown, $25,980; Mr. Kingma, $9,960; Mr. Needham, $23,826; Mr. Kochan, $59,352 and Mr. Papa, $112,538 (iv) Non-Equity Incentive Plan Compensation (for fiscal year 2015): Mr. Hendrickson, $106,131; Ms. Brown, $40,000; Mr. Kingma, $40,178; Mr. Needham, $11,856; Mr. Kochan, $24,366; and Mr. Papa, $93,365 (v) Salary (for fiscal year 2014): Mr. Hendrickson, $80,000; Ms. Brown, $15,000; Mr. Kingma $10,000; Mr. Needham $22,514; Mr. Kochan, $45,802 and Mr. Papa, $89,575, (vi) Non-Equity Incentive Plan Compensation (for fiscal year 2014): Mr. Hendrickson, $25,026; Ms. Brown, $40,000; Mr. Kingma, $37,540; Mr. Needham, $10,934; Mr Kochan, $24,392 and Mr. Papa, $66,722.

Potential Payments Upon Termination or Change in Control

All of our current named executive officers participate in our MIB Plan, LTI Plan, and our Deferred Compensation Plan. In addition, all of our current named executive officers, other than Mr. Hendrickson and Mr. Kochan, are covered by our U.S. Severance Policy and our Change in Control Severance Policy for U.S. Employees. These plans and policies may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Mr. Hendrickson also would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo; however, any severance benefits payable under that agreement will only occur in the event of a termination of employment that, when following a change-in-control of Perrigo, results in a “double trigger” for severance benefits. Mr. Kochan also would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo. Upon termination of employment, Mr. Kochan would receive severance benefits payable under the agreement, as if he was eligible to participate in our Change in Control Severance Policy for U.S. Employees. The Remuneration Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each current named executive officer, in addition to the amounts shown in the Non-Qualified Deferred Compensation in 2016 table on page 40 in the event of his or her termination resulting from various scenarios and assuming a termination date of December 30, 2016, the last business day of 2016, and a stock price of $83.23 our closing stock price on that date. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
John T. Hendrickson
Cash Severance (1)	6,840,000	1,035,000	-	3,870,000	3,870,000
Equity Awards
Service-Based Restricted Stock	1,381,500	1,381,500	-	314,730	314,730
Performance-Based Restricted Stock (3)	2,560,050	2,560,050	-	-	-
Stock Options	-	-	-	-	-
Other Benefits (4)	50,000	-	-	50,000	50,000

Total Estimated Incremental Value	10,831,550	4,976,550	-	4,234,730	4,234,730

Judy L. Brown
Cash Severance (2)	2,793,704	493,007	-	1,150,349	1,150,349
Equity Awards
Service-Based Restricted Stock	1,250,640	1,250,640	-	-	469,350
Performance-Based Restricted Stock (3)	1,814,850	1,814,850	-	-	-
Stock Options	-	-	-	-	-
Other Benefits (4)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	5,884,194	3,558,497	-	1,175,349	1,644,699

Todd W. Kingma
Cash Severance (2)	2,000,054	315,798	-	842,128	842,128
Equity Awards			-
Service-Based Restricted Stock	792,810	792,810	-	-	349,830
Performance-Based Restricted Stock (3)	1,000,260	1,000,260	-	-	-
Stock Options	77,202	77,202	-	-	77,202
Other Benefits (4)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	3,895,326	2,186,070	-	867,128	1,294,160

Jeffrey R. Needham
Cash Severance (2)	1,928,500	304,500	-	812,000	812,000
Equity Awards
Service-Based Restricted Stock	476,640	476,640	-	-	146,520
Performance-Based Restricted Stock (3)	762,210	762,210	-	-	0
Stock Options	-	-	-	-	0
Other Benefits (4)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	3,192,350	1,543,350	-	837,000	983,520

Sharon Kochan
Cash Severance (2)	1,909,215	301,455	-	803,880	803,880
Equity Awards
Service-Based Restricted Stock	424,170	424,170	-	-	100,170
Performance-Based Restricted Stock (3)	751,950	751,950	-	-	-
Stock Options	-	-	-	-	-
Other Benefits (4)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	3,110,335	1,477,575	-	828,880	929,050

1) Mr. Hendrickson will receive cash severance representing 156 weeks of salary, 156 weeks of target bonus, and a pro rata bonus payment he would have received for the fiscal year if he leaves Perrigo for a change in control. If termination is without cause or for good reason, or involuntary termination for economic reasons Mr. Hendrickson will receive cash severance representing 24 months of salary, 12 months of annual target bonus, and a pro rata bonus payment he would have received for the fiscal year in which his termination occurs. Cash severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement.

2) Ms. Brown, Mr. Kingma, Mr. Needham and Mr. Kochan will receive cash severance of 104 weeks annual salary and a bonus prorated for the actual bonus payout they would have received if employment is terminated due to a change in control. They will receive cash severance of 52 weeks annual salary and a bonus prorated for the actual payout they would have received if employment is terminated without cause or involuntary termination for economic reasons. They will receive any earned prorated bonus if their employment is terminated because of death, disability or retirement.

3) Performance-based restricted stock units were valued based on a full three-year vesting credit of 135%, 68% and 0% for the fiscal 2015, 2015 Stub Period and fiscal 2016 grants, respectively. The full three-year vesting credit was calculated based on the actual average vesting performance for the 2015-2016 fiscal year grants of 68% based on our fiscal ROTC performance. The 2015 Stub Period and 2016 full three-year vesting credit used a target performance of 100% for performance in any future fiscal year.

4) Other Benefits for Ms. Brown include outplacement/career transition services up to $25,000, and for Messrs. Hendrickson, Kingma, Needham and Kochan include outplacement/career transition services up to $25,000 and 12 months of Company paid COBRA payments.

Employment Agreement with Chief Executive Officer

Under Mr. Hendrickson’s employment agreement, his employment may be terminated during the term of this agreement under the following circumstances:

•	upon Mr. Hendrickson’s death or disability;
•	by Perrigo with or without cause (as defined in the agreement);
•	by mutual agreement; or
•	by Mr. Hendrickson with good reason (as defined in the agreement).

If during the term of this agreement Mr. Hendrickson’s employment is terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he will also be entitled to compensation and benefits earned to that date, as well as:

•	a prorated annual bonus for the year of termination (determined based on actual performance);
•	payment of an amount equal to 24 months of his then-current salary and target bonus, payable in a lump sum;
•	a payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if Mr. Hendrickson is not entitled to health insurance coverage from another employer-provided plan;
•	continued vesting for a period of 24 months of all equity incentive awards granted to him, and in the case of performance-based restricted stock, based on actual Company performance, provided that any portion of such awards that does not vest pursuant to the above is forfeited and no option may be exercised later than the expiration of the option term as specified in the award agreement; and
•	reimbursement of career transition assistance services, up to a value of $50,000.

If any such termination without cause or for good reason occurs within 24 months following a change of control, Mr. Hendrickson will be entitled to the same benefits as listed above, except he will be entitled to a cash payment of an amount equal to 36 months of his then-current salary and target bonus rather than 24 months.

If Mr. Hendrickson is terminated for cause, he will receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Hendrickson’s employment is terminated for death or disability, he will receive compensation and benefits earned to date, including payment for unused vacation days, as well as a prorated annual bonus for the year of termination (determined based on actual performance).

Payments Under the Management Incentive Bonus Plan

Generally, no portion of the payments under the MIB Plan is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the last day of the fiscal year. The MIB Plan, however, may require us to make payments to named executive officers who are no longer employed by us on the last day of the following fiscal year under the circumstances:

•	retirement at age 65 or older;
•	retirement at age 60 or older with at least 10 years of service;

•	early retirement of a named executive officer under an early retirement plan;
•	permanent disability as determined by the Remuneration Committee; or
•	death.

Under all circumstances listed above, the named executive officer, or his or her estate in the case of death, will be entitled to a pro rata portion of any payment under the MIB Plan for that fiscal year, computed to the date of the termination.

A named executive officer eligible to receive a post-termination payment under the MIB Plan will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement, his or her (i) outstanding options will immediately vest in full and (ii) RSUs and PSRUs will be free of any restriction period. The outstanding options may be exercised in whole or in part by the participant or his or her fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, he or she may exercise his or her options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, RSUs and PRSUs that are not vested on the termination date, but are scheduled to vest during the 24-month period following the termination date according to the vesting schedule in effect before termination, will vest as if the participant had continued to provide services to us during the 24-month period. Any unvested options, RSUs and PRSUs that are not scheduled to vest during that 24-month period will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the named executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than the respective expiration dates of the options.

Upon an event of termination for any reason during the restriction period, restricted shares and stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. We may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares, except for restricted share awards that are intended to comply with certain performance-based compensation requirements.

If a named executive officer is terminated for cause, any restricted shares or units subject to a restriction period will be forfeited and his or her right to exercise his or her options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise his or her options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or RSUs and PRSUs that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

In the event of a change in control (as defined in the LTI Plan), options and restricted stock units outstanding under the LTI Plan as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and such restricted shares and service-vesting restricted stock units will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, he or she will receive a termination benefit under the Deferred Compensation Plan equal to his or her vested account balance. The Non-Qualified Deferred Compensation in 2016 table on page 40 reflects account balances as of the end of 2016.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when he or she began participation in the plan or as he or she subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, he or she will be deemed to have elected to be paid in a lump sum. A lump sum payment of the termination benefit will be made, or annual installments will commence, as of the first day of the seventh month following the date the named executive officer terminates his or her employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before he or she commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than the last day of the calendar year in which the named executive officer’s death occurs or, if later, by the 1st day of the third month following the named executive officer’s death.

Payments Under the Change in Control Severance Policy for U.S. Employees

On June 14, 2016, we amended and restated our broad-based change in control severance policy for U.S. employees to make immaterial changes. The amended and restated policy provides that upon a qualifying termination of employment within two years following a change in control, a named executive officer, other than Mr. Hendrickson, would receive a lump sum severance payment equal to two times the sum of his or her base salary and target bonus opportunity, and a prorated annual bonus for the year of termination, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if he or she is not otherwise entitled to health insurance coverage under another employer-provided plan.

Payments Under the U.S. Severance Policy

On June 14, 2016, we amended and restated our broad-based severance policy for U.S. employees, which applies to terminations of employment not in connection with a change in control to (i) clarify the calculation of severance pay and modify the severance pay formulas applicable to certain classes of eligible employees (ii) reflect the transfer of sponsorship of the policy to Perrigo and to rename the policy, and (iii) make certain other desired changes. The amended and restated severance policy provides that, upon a qualifying termination of employment not within two years following a change in control, a named executive officer, other than Mr. Hendrickson, would receive a lump sum severance payment equal to 52 weeks of his or her base salary, payable in installments, and a pro-rata bonus payment for the year in which the termination occurs, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 12 months, but only if he or she is not entitled to health insurance coverage under another employer-provided plan.

Payments Made to Mr. Papa in Connection with his Resignation

In connection with his resignation, Mr. Papa received payments as provided under his employment agreement, including $24,617 in base salary through the date of his resignation and $74,135 in lieu of accrued vacation. In addition, Mr. Papa received $5,572,490 in previously earned compensation he had deferred.

Remuneration Committee Report

The Remuneration Committee of our Board of Directors consists of four directors, each of whom is independent, as defined under SEC rules and the NYSE standards.

The Remuneration Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, the Remuneration Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

THE REMUNERATION COMMITTEE

Jeffrey B. Kindler, Chair

Geoffrey M. Parker

Theodore R. Samuels

Jeffrey C. Smith

Equity Compensation Plan Information

The table below provides information about Perrigo’s ordinary shares that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2016. Shareholder-approved plans include our LTI Plan, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTI Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	782,903	$99.93	4,955,427	(1)
Equity compensation plans not approved by shareholders	-	-	-
Total	782,903	$99.93	4,955,427

(1) All of these shares were available for issuance under our LTIP. Excludes 605,476 shares of unvested restricted stock awards and unvested restricted stock units. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the plan.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring: (1) Perrigo’s accounting and financial reporting principles and policies; (2) Perrigo’s financial statements and the independent audit thereof; (3) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (4) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (5) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent directors, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Audit Committee.

In connection with the December 31, 2016 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2016.

THE AUDIT COMMITTEE

Donal O’Connor, Chair

Adriana Karaboutis

Jeffrey B. Kindler

Geoffrey M. Parker

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Under the Company’s Articles of Association, the Board of Directors must consist of between two and eleven directors, with the exact number determined by the Board of Directors. Eleven directors currently serve on our Board of Directors.

All directors who are elected will serve until the 2018 Annual General Meeting.

Based upon the recommendation of the Nominating & Governance Committee, the Board of Directors has nominated Bradley A. Alford, Laurie Brlas, Rolf A. Classon, Gary M. Cohen, John T. Hendrickson, Adriana Karaboutis, Jeffrey B. Kindler, Donal O’Connor, Geoffrey M. Parker, Theodore R. Samuels, and Jeffrey C. Smith for election as directors to serve until the 2018 Annual General Meeting.

Shareholders are entitled to one vote per share for each of the eleven nominees. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy. If a director nominee does not receive this majority vote, he or she is not elected.

Information about each nominee is set forth below is based on information provided to us as of May 26, 2017.

All Director nominees exhibit:
• High integrity	• An appreciation of multiple cultures
• A proven record of success	• Knowledge of corporate governance requirements and practices

Our Director nominees bring a balance of relevant skills to our boardroom:
• Global perspective	• Regulatory and governmental
• Consumer and pharmaceutical	• Financial
• CEO experience	• Public company board experience

Our Director nominees exhibit an effective mix of diversity, experience and fresh perspectives:
• Diversity: 20%
• Average age: 54 years
• Average tenure: approximately 3 years

Election of Directors

The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all of our directors, including the nominees, may be found on pages 50-54.

Name	Director Since	Primary Occupation	Independent	Number of Other Public Company Boards
Laurie Brlas	2003	Retired Executive	Yes	One
Bradley A. Alford	2017	Retired Executive	Yes	Two
Rolf A. Classon	2017	Retired Executive	Yes	Four
Gary M. Cohen	2003	Executive	Yes	None
John T. Hendrickson	2016	CEO	No	None
Adriana Karaboutis	2017	Retired Executive	Yes	One
Jeffrey B. Kindler	2017	Executive	Yes	Three
Donal O’Connor	2014	Retired Executive	Yes	One
Geoffrey M. Parker	2016	Executive	Yes	Three
Theodore R. Samuels	2017	Retired Executive	Yes	Two
Jeffrey C. Smith	2017	Executive	Yes	Two

Each director will serve for a term expiring at the 2018 Annual General Meeting, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we consider:

•	the directors’ overall mix of skills and experience;
•	how active they are in understanding our business and participating in board, committee and annual general meetings; and
•	their character, integrity, judgment, record of achievement, diversity and independence.

We also look at a director’s ability to contribute to the Board, his or her available time and his or her participation on other boards. We believe these are important factors that impact the quality of the Board’s decision-making and its overall oversight of management and our business. While diversity is considered when assessing directors for the Board, Perrigo has no formal policy on Board diversity.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our Code of Conduct, including conflict of interest disclosure requirements;
•	develop an understanding of our strategy, our business environment and operations, the markets in which we operate and our financial position and performance;

•	diligently prepare for each board, committee and annual general meetings by reviewing all of the materials he or she receives in advance;
•	actively and constructively participate in each board meeting and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;
•	participate in continuing education programs, as appropriate; and
•	participate in the Board and committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and financial experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience in either the corporate or academic sectors, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” beginning on page 7. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

All of the nominees for this year are current Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you return a proxy card and do not specify how you want your shares voted, we will vote them FOR the election of each of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE AGM

Bradley A. Alford, 60, has been a director of Perrigo since February 2017. Mr. Alford joined Advent International Corporation, a global private equity firm, in 2014 as an Industry Advisor and moved to Operating Partner in March of 2016. From 2006 to 2013, Mr. Alford was Chairman and Chief Executive Officer of Nestlé USA. Mr. Alford also served as CEO and President of Nestlé Brands Company. He also serves as a director of Avery Dennison Corporation since April 2010, and Conagra Brands, Inc. since July 2015. Throughout his career, Mr. Alford has been focused on developing brands, initiatives to improve processes and facilitate best practices across an organization.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.
•	Industry knowledge – extensive experience and knowledge in management, operations and supply chain as well as the development and marketing of consumer products.

Laurie Brlas, 59, has been a director of Perrigo since August 2003 and was appointed Chairman of the Board in April 2016. Ms. Brlas served as Executive Vice President and Chief Financial Officer of Newmont Mining Corporation from September 2013 until October 2016, and she retired from Newmont Mining Corporation on December 31, 2016. From 2006 through 2013, Ms. Brlas held various positions with Cliffs Natural Resources, most recently as Executive Vice President and President Global Operations. Prior to this role, she served as Chief Financial Officer. Prior to that, Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation, a provider of healthcare products, from 2000 through 2006. From 1995 through 2000, Ms. Brlas held various positions with Office Max, Inc., most recently as Senior Vice President and Corporate Controller. Since October 2016, Ms. Brlas has served as a director on the board of Calpine, a power company based in Houston, Texas. Ms. Brlas also served as a director for Nova Chemicals from September 2008 to July 2009.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles at Newmont Mining Corporation, Cliffs Natural Resources, Inc., STERIS Corporation, and Office Max.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit boards.
•	Industry Knowledge – experience in operations and supply chain and FDA regulated industries.

Rolf A. Classon, 71, has been a director of Perrigo since May 2017. Mr. Classon served as Interim President and Chief Executive Officer of Hillenbrand Industries, a global diversified industrial company, from May 2005 until March 2006. From 2002 until June 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, a subsidiary of Bayer AG. Mr. Classon served as President of Bayer Diagnostics from 1995 to 2002 and as Executive Vice President from 1991 to 1995. Prior to 1991, Mr. Classon held various management positions with Pharmacia Corporation. Mr. Classon serves as a director of Fresenius Medical Care AG and Co. since May 2012, Tecan Group, Ltd. since April 2009, Catalent, Inc. since July 2014, and Hill-Rom Holdings, Inc. since July 2002. Mr. Classon also served as a director of Aerocrine AB, Stockholm from May 2013 to July 2015 and Auxilium Pharmaceuticals from July 2005 to January 2015.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles at Hillenbrand Industries, Bayer Healthcare AG, Bayer Diagnostics and Pharmacia Corporation.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public boards.
•	Industry knowledge – extensive experience in varying roles within the pharmaceutical industry.

Gary M. Cohen, 57, has been a director of Perrigo since January 2003. Since 2006, he has served as Executive Vice President of Becton, Dickinson and Company (“BD”), a provider of medical supplies, devices, laboratory equipment and diagnostic systems. He also served as President of BD Medical, one of three business segments of BD, from 1999 until 2006. Mr. Cohen has been an executive officer of BD in various capacities since 1996. Mr. Cohen presently serves as a director and co-chair of GBCHealth; director, founder and president of Together for Girls, Inc.; and a director of the following additional nonprofit organizations: the Centers for Disease Control and Prevention (CDC) Foundation; the United States Fund for UNICEF; the Federal Drug Agents Foundation; and the Global Partnership

to End Violence Against Children. He also serves as chairperson of the CDC Corporate Roundtable on Global Heath Threats and Scientific Advisor for Grand Challenges Canada.

Director Qualifications:

•	Leadership and operating experience – currently an Executive Vice President at a global medical technology company as well as years of service in previous executive officer roles of varying degrees.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit company boards.
•	Industry knowledge – extensive experience in the medical supply and diagnostic equipment industries and in international business.

John T. Hendrickson, 54, has served as Chief Executive Officer of Perrigo since April 2016 and has been a director of Perrigo since June 2016. He previously served as President from October 2015 until April 2016, Executive Vice President, Global Operations and Supply Chain from March 2007 until October 2015, and Executive Vice President and General Manger, Perrigo Consumer Healthcare from January 2003 to March 2007. Mr. Hendrickson joined Perrigo in 1989 and has held numerous positions of increasing responsibility, from operations to supply chain to sales.

Director Qualifications:

•	Leadership, operating and marketing experience – current Chief Executive Officer and various leadership roles at Perrigo.
•	Board and corporate governance experience – board and corporate governance experience from current and previous service as a director of private and non-profit companies and organizations.
•	Industry knowledge – extensive experience and knowledge in operations and supply chain as well as the development and marketing of store brand consumer healthcare products.

Adriana Karaboutis, 54, has been a director of Perrigo since May 2017. Ms. Karaboutis served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., an independent biotechnology company from December 2015 to February 2017, and as Executive Vice President, Technology and Business Solutions from September 2014 to December 2015. Prior to that, Ms. Karaboutis served as Vice President and Global Chief Information Officer of Dell, Inc., a global technology company, from 2011 to September 2014, and as Vice President of IT, Global Operations and Technology from 2010 to 2011. Ms. Karaboutis spent more than 20 years at General Motors Corporation and Ford Motor Company in various leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. In addition, Ms. Karaboutis has been a director of Advance Auto Parts, Inc. since 2015 and Blue Cross Blue Shield of Massachusetts since 2016.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles, including IT and cyber security at Biogen, Inc., and Dell, Inc.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public boards.

Jeffrey B. Kindler, 61, has been a director of Perrigo since February 2017. Mr. Kindler has been a Venture Partner at Lux Capital, a venture capital firm, since 2012, and has served as CEO of Centrexion Corporation, a privately held bio therapeutics company that develops pain therapies, since

2013. In addition, Mr. Kindler serves as Executive Chairman of vTv, Managing Director at Starboard Capital Partners (unrelated to Starboard Value LP or any of its affiliates), and advisor to a number of healthcare companies. Prior to this, Mr. Kindler was Chairman and CEO of Pfizer, Vice President of Litigation and Legal Policy at General Electric Company, Executive Vice President and General Counsel at McDonald’s, and President at Partner Brands. In addition, Mr. Kindler has served as a director of Intrexon since 2011, also serving as Chair of the Audit Committee, vTv Therapeutics since 2015, and Siga Technologies since 2013, as well as a number of privately held companies.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.
•	Legal experience – extensive legal experience in both the public and private sectors.

Donal O’Connor, 66, has been a director of Perrigo since November 2014 and was previously a director of Elan Corporation, plc from May 2008 until Perrigo’s acquisition of Elan in December 2013. During Mr. O’Connor’s tenure on Elan’s board of directors, he served on Elan’s Audit and Leadership, Development and Compensation Committees. He was previously a senior partner of PwC in Ireland from 1995 until 2007. He was also a member of PwC Global Board from 2003 to 2008 and was a former chairman of the PwC Eurofirms Board. From December 2008 to May 2012, Mr. O’Connor served as a director for Readymix plc, an Irish concrete manufacturer and supplier, also serving on its audit and remuneration committees. From December 2008 to June 2010, Mr. O’Connor served as the government appointed Chairman of Anglo Irish Bank plc. Mr. O’Connor has been a director of Theravance Biopharma, Inc. since October 2015 and also holds directorships in a number of private Irish companies.

Director Qualifications:

•	Leadership experience – former Senior Partner of PricewaterhouseCoopers.
•	Board and corporate governance experience – current and prior board and committee experience in the financial, pharmaceutical and other industries.
•	Accounting and financial expertise – qualified chartered accountant currently designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Geoffrey M. Parker, 52, has been a director of Perrigo since November 2016. Since April 2017, Mr. Parker has served as Chief Financial Officer of Tricida, Inc., a biopharmaceutical company. Mr. Parker previously served as Chief Financial Officer of Anacor Pharmaceuticals, a bio pharmaceutical company, from September 2010 to May 2015. From 1997 to 2009, Mr. Parker led the West Coast Healthcare Investment Banking practice at Goldman Sachs, where he advised leading companies in the biotechnology, life science tools and medical device industries. Mr. Parker has served as a member of the board of directors of Genomic Health, Sunesis Pharmaceuticals and ChemoCentryx since June 2016, March 2016, and December 2009, respectively.

Director Qualifications:

•	Leadership experience – former Chief Financial Officer and investment banking executive.
•	Board and corporate governance experience – current board and committee experience in the health science industry.
•	Accounting and financial expertise – designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Theodore R. Samuels, 62, has been a director of Perrigo since January 2017. From 1981 to 2017, Mr. Samuels was an investor at Capital Group, a financial services company, and he served as President of Capital Guardian Trust Company, an affiliated company of Capital Group, from 2010 to 2016. While at Capital Group, he also served on The Capital Group Board, Audit Committee and Finance Committee, as well as on numerous management and investment committees. Mr. Samuels has been a director for Stamps.com since January 2017 and a director of Bristol-Myers Squibb since February 2017.

Director Qualifications:

•	Leadership experience – former investment management executive and former co-chair of Children’s Hospital Los Angeles.
•	Board and corporate governance experience – past and current board and committee experience in the financial and health science industries.
•	Accounting and financial expertise – extensive accounting and financial skills and attributes acquired through relevant education and work experience.

Jeffrey C. Smith, 45, has been a director of Perrigo since February 2017. Mr. Smith is a Managing Member, CEO, and Chief Investment Officer of Starboard Value LP. Mr. Smith has extensive experience in best-in-class corporate governance practices and significantly improving value at underperforming companies. He currently serves as Chairman of the Board of Advance Auto Parts, where he has been as a director since November 2015, and has also been on the board of Yahoo! Inc. since April 2016. Mr. Smith was Chairman of the Board of Darden Restaurants from October 2014 to April 2016. In addition, during the past five years, Mr. Smith has served on the boards of Quantum Corporation, Office Depot, Inc., Regis Corporation and Surmodics, Inc.

Director Qualifications:

•	Leadership and operating experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public and private companies.
•	Accounting and Financial Expertise – extensive accounting and financial skills and attributes acquired through relevant education and work experience, including involvement in capital markets and investment decision making.

Accordingly, we are asking shareholders to approve the following resolutions as Ordinary Resolutions of the Company at the AGM:

RESOLVED that the shareholders elect, by separate resolutions, the following individuals as directors, to serve until the 2018 Annual General Meeting:

•	Bradley A. Alford
•	Laurie Brlas
•	Rolf A. Classon
•	Gary M. Cohen
•	John T. Hendrickson
•	Adriana Karaboutis
•	Jeffrey B. Kindler
•	Donal O’Connor

•	Geoffrey M. Parker
•	Theodore R. Samuels
•	Jeffrey C. Smith

The Board of Directors unanimously recommends a vote FOR

each of the director nominees

Proposal 2 – Ratification, in a Non-Binding Advisory Vote, of the Appointment of Ernst & Young LLP as the Company’s Independent Auditor and Authorization, in a Binding Vote, of the Board of Directors, Acting Through the Audit Committee, to Fix the Remuneration of the Auditor

The firm of Ernst & Young LLP (“EY”) began auditing the consolidated financial statements of Perrigo Company, our predecessor, in fiscal 2009. The Audit Committee has appointed EY to serve as our independent auditor for fiscal year 2017, and the Board of Directors recommends that the shareholders ratify the appointment of EY to audit our consolidated financial statements for our 2017 fiscal year. While under Irish law, EY is deemed to be reappointed without the necessity of a shareholder vote, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. In addition, the shareholders are being asked to authorize the Board of Directors, acting through the Audit Committee, to determine EY’s remuneration. This authorization is required by Irish law. The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

We expect representatives of EY to be present at the AGM with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

EY has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

During the 2015 Stub Period and calendar year 2016, we retained EY to perform auditing and other services for us and paid them the following amounts for these services:

2015 Stub Period		Calendar Year 2016
Audit Fees	$9,808,483	Audit Fees	$14,817,000
Audit-Related Fees(1)	$1,262,180	Audit-Related Fees(1)	$25,000
Tax Compliance	$543,230	Tax Compliance	$1,536,000
Tax Consulting & Advisory	946,533	Tax Consulting & Advisory	$2,664,000

Total Tax Fees	$1,489,763	Total Tax Fees	$4,200,000
All Other Fees	-0-	All Other Fees	-0-
Total Fees	$12,560,426	Total Fees	$19,042,000

1)	Mainly represents attest services provided to the Company in connection with the requirements of the Irish Takeover Panel.

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our auditor, except for the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All audit and other services performed by our auditor in calendar year 2017 were approved in accordance with the Audit Committee’s policy.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2017, and authorize, in a binding vote, the Board of Directors acting through the Audit Committee to fix the remuneration of the auditor.

The Board of Directors unanimously recommends that shareholders vote

FOR the ratification, in a non-binding advisory vote, of the appointment of Ernst & Young LLP as our Company’s independent auditor for the fiscal year ending December 31, 2017 and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor

Proposal 3 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers. This is commonly known as a “Say-on-Pay” proposal, as it gives our shareholders the opportunity to communicate to the Remuneration Committee and the Board of Directors their view on our compensation of the named executive officers.

It has been our practice to hold a Say-on-Pay vote annually. For that reason, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers disclosed in this proxy statement. As described in detail in the “Compensation Discussion and Analysis”, beginning on page 15, our philosophy in setting executive compensation is to provide a total compensation package that provides the compensation and incentives needed to attract, retain and motivate talented executives who are crucial to our long-term success while aligning our executives’ compensation with our short-term and long-term performance.

Consistent with that philosophy, a significant percentage of the total compensation opportunities for each of our named executive officers is directly related to our stock price performance and to other performance factors that measure progress against operating plans and the creation of shareholder value. Through stock ownership requirements and equity incentives, we also align the interests of our executives with the long-term interests of the Company and our shareholders. For these reasons, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles.

With respect to executive compensation during 2016, we believe that the Company’s financial performance provides support for the compensation of our named executive officers, including:

•	Net sales of $5.3 billion.
•	Operating loss of $2.0 billion, which includes impairment charges of $2.6 billion.

The Remuneration Committee and Board of Directors believe that the information provided in the “Compensation Discussion and Analysis” demonstrates that our executive compensation program aligns our executives’ compensation with Perrigo’s short-term and long-term performance and provides compensation and incentives needed to attract, motivate and retain key executives that are crucial to Perrigo’s long-term success.

Although this Say-on-Pay advisory vote is non-binding, the Remuneration Committee and the Board will review the results of this vote and take them into account for future determinations concerning our executive compensation program.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2017 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis and the compensation tables and narrative disclosures under the “Executive Compensation” section of this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval, on an advisory basis, of the compensation of the

Company’s named executive officers

Proposal 4 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

In addition to seeking an advisory vote on executive compensation, we are also asking shareholders to again express a preference as to how frequently future advisory votes on executive compensation should take place. Pursuant to Section 951 of the Dodd-Frank Act, at least once every six years the Company is required to submit for shareholder vote a non-binding resolution to determine whether the advisory shareholder vote should occur every one, two or three years.

After careful consideration, our Board of Directors, continues to believe that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company as this allows our shareholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices.

Shareholders are not voting to approve or disapprove the Board’s recommendation. Rather, shareholders may select one of four choices indicating whether they would prefer that future “Say-on-

Pay” advisory votes should occur every year, every two years, or every three years, or whether they wish to abstain from voting on the matter.

Although this advisory vote on frequency of Say-on-Pay advisory votes is non-binding on the Company, the Board will review the results of this vote and take them into consideration when deciding how frequently to conduct future Say-on-Pay advisory votes.

The Board of Directors unanimously recommends that shareholders select

“1 Year” on the proposal concerning the frequency of future advisory votes on executive compensation

Proposal 5 – Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases of up to 10% of the Company’s issued shares. In accordance with the proposed resolution, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

Such purchases would be made only at price levels that the Board of Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In order for the Company or any of its subsidiaries to make market purchases of the Company’s ordinary shares, the shares must be purchased on a “recognized stock exchange.” The NYSE, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution. The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED, that Perrigo Company plc (the “Company”) and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases (as defined in Section 1072 of the Companies Act 2014) of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company (or any duly constituted subcommittee thereof) may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a)	The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 143,378,066 ordinary shares of €0.001 each (which represents 10% of the Company’s issued ordinary shares as of December 31, 2016).
(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 105% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(c)	The minimum price to be paid for any ordinary share shall be an amount equal to the nominal value of such share.
(d)	This general authority will be effective from the date of passing of this resolution and will expire on the earlier of (i) eighteen months from the date of the passing of this resolution, or (ii) the date of the Company’s 2018 Annual General Meeting, unless previously varied, revoked or renewed in accordance with the provisions of Section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval to authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares

Proposal 6 – Determine the price range at which

the Company can reissue shares that it holds as treasury shares

Open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be reissued are 95% (or in the case of an Employee Share Plan an amount equal to the nominal value of the share) and 120%, respectively, of the closing price per ordinary share of the Company, as reported by the NYSE, on the trading day immediately preceding the proposed date of re-issuance. Any reissuance of treasury shares will be at price levels that the Board considers in the best interests of our shareholders. The affirmative vote of 75% of the votes cast at the AGM is required for this proposal.

Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED, that the reissue price range at which any treasury shares held by Perrigo Company plc (the “Company”) may be reissued off-market shall be as follows:

(a)	the maximum price at which such treasury share may be reissued off-market shall be an amount equal to 120% of the “market price”;

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an Employee Share Plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price”;

(c)	for the purposes of this resolution, the “market price” shall mean the closing price per ordinary share of the Company, as reported by the New York Stock Exchange, on the trading day immediately preceding the proposed date of re-issuance and “Employee Share Plan” shall mean any scheme or plan which involves the appropriation or issue of Company shares or the issue of options or other awards in respect of Company shares; and

(d)	that this authority to reissue treasury shares shall expire at eighteen months from the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of Section 1078 of the Companies Act 2014.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval of determining the price range at which the Company can reissue shares that it holds as treasury shares

Proposal 7 – Amendment to the Company’s Articles of Association to implement proxy access

“Proxy access” is a common name for corporate governance provisions designed to allow qualifying long-term shareholders who wish to nominate candidates for election to a company’s board of directors to require the company to include such candidates in the proxy statement for the company’s annual meeting. Proxy access allows shareholders’ nominees to appear next to management’s nominees on the same ballot, enhancing the ability of all shareholders to have a say on the composition of the company’s board.

Proxy access is generally limited to candidates nominated by shareholders who meet certain ownership thresholds, both in terms of percentage ownership and holding period, as well as to certain nomination limits.

After discussing this issue and considering the best interests of Perrigo’s shareholders, our board of directors has proactively decided to seek our shareholders’ approval to amend our current Articles to include proxy access provisions. The Company is committed to strong corporate governance and shareholder engagement. The Board believes that the proxy access provisions proposed herein are well-designed to promote that commitment and serve the long-term interests of the Company and its stockholders. Below is a table describing the principle terms of the proposed proxy access amendment:

CATEGORY	PROVISION
SHAREHOLDER ELIGIBILITY TO NOMINATE DIRECTORS

Any shareholder, or group composed of up to 20 shareholders, that has maintained ownership of 3% or more of the Company’s shares continuously for at least three years may invoke the proxy access rules.

CALCULATION OF QUALIFYING OWNERSHIP

For purposes of determining eligibility, a shareholder will be deemed to own only those shares of the Company over which the shareholder possesses both full voting and investment rights and full economic interest, including the opportunity for profit and risk of loss.

Eligibility is subject to certain restrictions. For example, consistent with the requirement to retain economic interest, a shareholder will not be deemed to “own” shares to the extent that the holder’s long position is offset by a forward sale, put option, or other short derivative position.

A shareholder can include shares held in “street name” for purposes of the eligibility thresholds, so long as such shareholder has the right to instruct how shares are voted with respect to the election of directors and has full economic interest in the shares.

A shareholder’s ownership of shares will also be deemed to continue during any period in which such person has loaned out such shares, provided that the person has the power to recall such loaned shares on five U.S. business days’ notice.

Any two or more funds under common management and control shall be treated as one shareholder or beneficial owner for the purpose of satisfying such ownership requirements.

MAXIMUM NUMBER OF SHAREHOLDER-NOMINATED CANDIDATES THAT MAY BE ENTITLED TO PROXY ACCESS

The number of shareholder-nominated candidates to be named in the Company’s proxy materials for an annual general meeting will be capped at the greater of 2 candidates, or 20% of the number of directors in office (rounded down). Any candidate who is withdrawn, disqualified, or included in the Company’s proxy materials as a Board-nominated candidate would be counted against the nominee limit.

Candidates included in the Company’s proxy materials pursuant to an agreement or other arrangement with one or more shareholders in lieu of such person being formally nominated as a director pursuant the Company’s advance notice or proxy access provisions would also be counted against the nominee limit.

Directors that the Board nominates for reelection that were previously elected pursuant to the Company’s proxy access provisions (or pursuant to such an agreement), in each case at one of the previous two annual general meetings, would be counted against the nominee limit.

PROCEDURE FOR ELECTING CANDIDATES IF NOMINEE LIMIT IS EXCEEDED

Any shareholder or group of shareholders that submits more than one candidate for inclusion in the Company’s proxy materials must rank its candidates.

If the number of candidates exceeds the nominee limit, the highest ranking eligible candidate from each shareholder or group of shareholders will be included until the limit is reached, beginning with the shareholder or group of shareholders with the largest number of shares.

NOMINATING PROCEDURES

Generally, proxy access requests must be received no earlier than 150 days and no later than 120 days before the anniversary of the release of the Company’s definitive proxy statement for the prior year’s annual general meeting.

INFORMATION AND UNDERTAKINGS REQUIRED BY NOMINATING SHAREHOLDERS AND CANDIDATES

Shareholders seeking to exercise proxy access rights would be required to provide certain information including:

•       verification of the nominating shareholder’s stock ownership;

•       information regarding each candidate, including biographical information; and

•       a description of any financial arrangement with respect to the nomination between the shareholder or candidate and any other person.

Shareholders and candidates would also be required to make certain representations to, and agreements with, the Company, including:

•       that such person does not intend to acquire a controlling ownership interest in the Company;

•        that the candidate is not currently a party to, and will not enter into, any agreement or commitment restricting how such candidate will vote on any issue if elected as a director of the Company;

•       that the candidate will not receive any compensation from, or enter into any compensatory or other financial arrangement with, any person other than the Company in connection with such person’s service as a director of the

Company (except as otherwise expressly disclosed to the Company);

•       agreement not to solicit in support of the election of any person for director other than such candidate or a nominee of the Board;

•        agreement not to distribute any form of proxy for the annual general meeting other than the form distributed by the Company;

•       agreements and representations regarding compliance with applicable laws and Company policies; and

•        an agreement to indemnify the Company and its directors and officers for liability arising from (i) any breach of representation made by the candidate or nominator in connection with the nomination, (ii) any violation of law by the candidate or nominator relating to the nomination, and (iii) any statement or information provided by the candidate or nominator that is included in any communication to shareholders or Company filing.

EXCLUSION OF SHAREHOLDER NOMINEES

The Company would not be required to include a candidate in the Company’s proxy materials if, among other things:

•       the nominator, any member of a nominating group, or their respective affiliates nominates a person for election pursuant to the advance notice provisions of the Company’s Articles;

•       the candidate is not independent under applicable independence standards or has been an officer or director of a competitor within the past three years;

•       the election of the candidate would cause the Company to violate its Memorandum or Articles of Association, the rules and listing standards of the principal exchange upon which the Company’s shares are listed, any applicable law, rule or regulation, or any publicly disclosed standards of the Company applicable to directors;

•       the candidate or the shareholder provides materially untrue or misleading information to the Company; or

•        the candidate’s then-current business or personal interests or those within the preceding ten years would place the candidate in a conflict of interest with the Company that would cause the candidate to violate any fiduciary duties of directors under the Companies Act 2014.

The Board or the chairman of the annual general meeting may declare a director nomination to be defective, and such nomination will be disregarded, if the shareholder or candidate breaches any of their respective obligations under the Company’s Articles of Association, including the proxy access provision. The nominating shareholder or its representative must attend the annual general meeting in person to nominate the candidate.

FUTURE DISQUALIFICATION OF SHAREHOLDER-NOMINATED CANDIDATES AND NOMINATING SHAREHOLDERS

Any candidate who is included in the Company’s proxy materials but subsequently either withdraws from or becomes ineligible for election at the meeting or does not receive at least 25% of the votes cast in favor of election would be ineligible for nomination at the following two annual general meetings.

Shareholders will be disqualified from using proxy access at the following two annual general meetings if they submit a candidate under either proxy access or advance notice and such candidate does not receive 10% of the votes cast or such candidate withdraws or becomes ineligible.

SUPPORTING STATEMENT	Shareholders are permitted to include in the Company’s proxy statement a written statement of up to 500 words in support of the election of the candidate, subject to certain conditions.

Shareholders should note that these new proxy access provisions are being introduced in addition to the advanced notice provisions already contained in the Company’s Articles and the rights of shareholders under Irish company law.

Perrigo is committed to being open to and communicating with shareholders, and the changes being proposed to our articles allowing proxy access to our shareholders reflects that commitment. The foregoing description is only a summary and is qualified by reference to the text of the proposed changes, which are set out in Appendix A. Please read Appendix A in full before casting your vote.

Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED, as a special resolution that the Articles of Association of the Company be and are hereby amended in the manner provided in Appendix A of this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

FOR the amendment of the Company’s Articles of Association to implement proxy access

Other Matters

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2016, including the reports of the directors and auditor thereon, will be presented at the AGM. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our AGM. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish Statutory Financial Statements to beneficial owners of our shares and shareholders of record. Requests should be sent to: Perrigo Company plc, Attention: Todd W. Kingma, Company Secretary, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or GeneralMeeting@perrigo.com. The Company’s Irish Statutory Financial Statements are also available on our website at www.perrigo.com.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including financial statement schedules, is on file with the Securities and Exchange Commission and delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Todd W. Kingma, Company Secretary, Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or at GeneralMeeting@perrigo.com.

Questions and Answers and Voting Information

1.	Who may vote and how many votes do I have?

Shareholders owning Perrigo’s ordinary shares at the close of business on May 26, 2017, the record date, or their proxy holders, may vote their shares at the AGM. On that date, there were Perrigo ordinary shares outstanding.

Each ordinary share held as of the record date is entitled to one vote on each matter properly brought before the AGM.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: If your ordinary shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.”

Beneficial Owner: If your shares are held in a brokerage account or by another nominee (including through a Tel Aviv Stock Exchange (“TASE”) Clearing House member), you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend, but not vote at, the AGM. If you are a beneficial owner, you may not vote your shares in person at the AGM unless you obtain a legal proxy giving you the right to vote those shares at the AGM from the broker, bank or other nominee holding your shares in street name, or if you are a beneficial owner of shares traded through the TASE, unless you obtain a certificate of ownership from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE Clearing House”) member through which your shares are registered. If your shares are held in this way, your broker, bank or other nominee should have enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

3.	How do I vote?

While you should follow the specific voting instructions given by your bank, broker or other nominee; here is a summary of the common voting methods:

If you own ordinary shares as a shareholder of record, you may vote your shares in any of the following ways:

•	mailing your completed and signed proxy card in the enclosed return envelope by following the instructions set forth in the enclosed proxy card;
•	voting by telephone by following the recorded instructions or over the Internet as instructed on the enclosed proxy card; or
•	attending the AGM and voting in person.

If you hold your shares in street name (other than through a TASE Clearing House member):

•	You will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the AGM and submit the legal proxy along with your ballot at the AGM. In addition, you may request paper copies of the Proxy Statement from your broker, bank or nominee by following the instructions on the Internet Notice of Availability provided by your broker, bank or nominee.

If you own shares that are traded through the TASE, you may vote your shares in one of the following two ways:

•	By mail: complete, sign and date the proxy card and attach to it an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on May 26, 2017, the record date for voting, and return the proxy card along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 7100, Tel Aviv, 6107002, Israel. The proxy card and ownership certificate must be received no later than July 16, 2017, to be included in the tally of shares voted at the AGM. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

•	In person: attend the AGM, where ballots will be provided. If you choose to vote in person at the AGM, you need to bring an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on May 26, 2017, the record date for voting. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

4.	If I voted by proxy, can I still attend and vote at the AGM?

Yes. Even if you have voted by proxy, you may still attend and vote at the AGM. Please note, however, that if you are a beneficial owner whose shares are held in street name, you are not the shareholder of record. In that event, if you wish to attend and vote at the AGM, you must obtain a proxy issued in your name from that holder of record giving you the right to vote your shares at the AGM, or if you are a beneficial owner of shares traded through the TASE, you must obtain a certificate of ownership from the TASE Clearing House member through which your shares are registered.

5.	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

Yes, if you own ordinary shares as a shareholder of record, you may change your vote at any time before your proxy is voted at the AGM in one of four ways:

•	timely deliver a valid later-dated proxy by mail by following the instructions set forth in the enclosed proxy card;

•	timely deliver written notice that you have revoked your proxy to the Company Secretary at the following address:

Perrigo Company plc,

Treasury Building,

Lower Grand Canal Street,

Dublin 2, Ireland

Attn: Company Secretary;

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or
•	attend the AGM and vote in person. Simply attending the AGM, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the AGM to change your vote.

If you are a beneficial owner of shares held in street name or otherwise (including through a TASE Clearing House member) and you have instructed your bank, broker or other nominee to vote your shares, you may revoke your proxy at any time, before it is exercised, by:

•	following the requirements of your bank, broker or nominee or the TASE Clearing House member through which your shares are registered (if your shares are traded through the TASE); or
•	voting in person at the AGM by obtaining a legal proxy from your bank, broker or nominee and submitting the legal proxy with your ballot (if your shares are traded through the NYSE) or by obtaining a certificate of ownership from the TASE Clearing House member through which your shares are registered and submitting the certificate of ownership along with your ballot (if your shares are traded through the TASE).

6.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Ron Winowiecki and Todd Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the AGM. In that event, your proxy will be voted consistent with the board’s voting recommendations and FOR or AGAINST any other properly raised matters at the discretion of Ron Winowiecki and Todd Kingma.

7.	What constitutes a quorum?

According to our Memorandum and Articles of Association, the presence of more than 50% of the total issued shares constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, vote by telephone or Internet, or attend the AGM in person. Abstentions and broker non-votes are counted as “shares present” at the AGM for purposes of determining whether a quorum is present at the meeting.

8.	What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will not have discretionary authority to vote on any matter at the AGM other than Proposal 2 and will be considered “broker non-votes” having no effect on the relevant resolution.

9.	What is the required vote?

To pass an ordinary resolution, a simple majority of the votes cast in person or by proxy must be in favor of the resolution, while 75% of the votes cast is required for a special resolution to pass.

The election of each person nominated to serve as a director in Proposal 1 and Proposals 2 through 5 are ordinary resolutions requiring a simple majority of votes cast. Proposals 6 and 7 are special resolutions requiring 75% of votes cast to pass. Abstentions and broker non-votes will have no impact on the outcome of any proposal.

10.	How do I submit a shareholder proposal or director nomination for the next AGM?

If you want to submit a proposal for inclusion in our proxy statement for the 2018 AGM or nominate an individual for election as a director at the 2018 AGM, you should carefully review the relevant provisions of the Company’s Memorandum and Articles of Association. You must submit your proposal no later than February 8, 2018. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”) and the Memorandum and Articles of Association of the Company. If you want to submit a proposal to be raised at the 2018 AGM but not included in the proxy statement, we must receive your written proposal on or after May 11, 2018, but on or before April 21, 2018. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to vote on that proposal at their discretion, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an annual general meeting, the advance notice provisions of our Articles of Association require that your notice of the proposal must include in summary: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (7) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Company Secretary at Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

With respect to director nominations, the advance notice provisions of our Articles of Association require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) the name, age and home and business addresses of the nominee; (7) the principal occupation or employment of the nominee; (8) the number of Perrigo ordinary shares that the nominee beneficially owns; (9) a statement that the nominee is willing to be nominated and serve as a director; (10) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to shareholders’ understanding of his or her independence; and (11) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Company Secretary at Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

11.	What are the Irish Statutory Financial Statements?

The Irish Statutory Financial Statements are the financial statements required to be prepared in accordance with the Irish Companies Act 2014 and cover the results of operations and financial position of the Company for the fiscal year ended December 31, 2016. We are presenting our Irish statutory financial statements, including the reports of the auditor and the directors thereon, at the AGM and mailing those accounts to shareholders of record. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and deliver those accounts to shareholders of record in connection with our AGM. However, as shareholder approval of those financial statements is not required, it will not be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish statutory financial statements to beneficial owners and shareholders of record of our shares. Requests should be sent to: Perrigo Company plc, Attention: Company Secretary, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email at GeneralMeeting@perrigo.com.

12.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

13.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

14.	Can I access these proxy materials on the Internet?

Yes. The Proxy Statement and our Annual Report on Form 10-K and a link to the means to vote by Internet are available at http://www.viewproxy.com/perrigo/2017.

APPENDIX A

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

-of-

PERRIGO COMPANY PUBLIC LIMITED COMPANY

(as amended by special resolutions passed up to ~~4 November 2015~~)

118.1	No person shall be appointed a Director, unless nominated in accordance with the provisions of this article 118. Nominations of persons for appointment as Directors may be made:

a)	by the affirmative vote of two-thirds of the Board; or

b)	with respect to election at an annual general meeting,:

(i)	by any Shareholder who holds Ordinary Shares or other shares carrying the general right to vote at general meetings of the Company, who is a Shareholder at the time of the giving of the notice provided for in article 70 and at the time of the relevant annual general meeting, and who timely complies with the notice procedures set forth in this articles 71 - 73; or

(ii)	by a Shareholder who meets the requirements of and complies with all applicable procedures set forth in article 119.3; or

c)	with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Act, by a Shareholder or Shareholders who hold Ordinary Shares or other shares carrying the general right to vote at general meetings of the Company and who make such nomination in the written requisition of the extraordinary general meeting and in compliance with the other provisions of these articles and the Acts relating to nominations of Directors and the proper bringing of special business before an extraordinary general meeting; or

d)	by Holders of any class or series of shares in the Company then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue,

(sub-clauses (b), (c) and (d) being the exclusive means for a Shareholder to make nominations of persons for election to the Board).

119.3

a)	Whenever the Board solicits proxies with respect to the election of Directors at an annual general meeting, in addition to any persons nominated for election to the Board by or at the direction of the Board or any committee thereof, subject to the provisions of this article 119.3, the Company shall (1) include in its notice of general meeting and proxy materials for any annual general meeting of shareholders (A) the name of any person nominated for election (the “Shareholder Nominee”) by a Shareholder as of the date that the Notice of Proxy Access Nomination (as defined below) is received by the Company in accordance with this article 119.3 who is entitled to vote at the annual general meeting and who satisfies the notice, ownership and other requirements of this article 119.3 (a “Nominator”) or by a group of no more than 20 such Shareholders (or beneficial owners on whose behalf a Shareholder submits a Notice of Proxy Access Nomination) (a “Nominator Group”) that, collectively as a Nominator Group, satisfies the notice, ownership and other requirements of this article 119.3 applicable to a Nominator Group; provided that, in the case of a Nominator Group, each member thereof (each a “Group Member”) shall have satisfied the conditions and complied with the procedures set forth in this article 119.3 applicable to Group Members, and (B) the Nomination Statement (as defined below) furnished by such Nominator or Nominator Group; and (2) include such Shareholder Nominee’s name on any ballot distributed at such annual general meeting and on the Company’s proxy card (or any other format through which the Company permits proxies to be submitted) distributed in connection with such annual general meeting. Nothing in this article 119.3 shall limit the Company’s ability to solicit against, and include in its proxy materials its own statements relating to, any Shareholder Nominee, Nominator or Nominator Group, or to include such Shareholder Nominee as a nominee of the Board.

b)

        (i) At each annual general meeting, a Nominator or Nominator Group may nominate one or more Shareholder Nominees for election at such meeting pursuant to this article 119.3; provided that, the maximum number of Shareholder Nominees (including Shareholder Nominees that were submitted by a Nominator or Nominator Group for inclusion in the Company’s proxy materials pursuant to this article 119.3 but either are subsequently withdrawn, disregarded, declared invalid or ineligible and disregarded pursuant to this article 119.3 or that the Board determines to nominate as Board nominees) appearing in the Company’s proxy materials with respect to an annual general meeting shall not exceed the greater of (i) two nominees and (ii) 20% of the total number of Directors in office as of the Final Proxy Access Deadline (as defined below), or if such number is not a whole number, the closest whole number below 20% (the “Maximum Number”). The Maximum Number shall be reduced, but not below zero, by the sum of (x) the number of Director candidates that the Board decides to nominate pursuant to an agreement or other arrangement with one or more Shareholders or beneficial owners, as the case may be, in lieu of such person being formally nominated as a Director pursuant to articles 70 - 73 or this article 119.3; (y) the number of individuals that the Board decides to nominate for re-election who were previously elected to the Board based on a nomination made pursuant to articles 70 - 73 or this article 119.3 at one of the previous two annual general meetings; and (z) the number of individuals that the Board decides to nominate for re-election who were previously elected to the Board based on a nomination by the Board pursuant to an agreement or other arrangement with one or more Shareholders or beneficial owners, as the case may be, in lieu of such person being formally nominated as a Director pursuant to articles 70 - 73 or this article 119.3, in each case, at one of the previous two annual general meetings. If one or more vacancies for any reason occurs on the Board at any time after the Final Proxy Access Deadline but before the date of the applicable annual general meeting and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced. Any Nominator or Nominator Group submitting more than one Shareholder Nominee for inclusion in the Company’s proxy materials pursuant to this article 119.3 shall rank in its Notice of Proxy Access Nomination such Shareholder Nominees based on the order that the Nominator or Nominator Group desires such Shareholder Nominees to be selected for inclusion in the Company’s proxy materials in the event that the total number of Shareholder Nominees submitted by Nominators or Nominator Groups pursuant to this article 119.3 exceeds the Maximum Number. In the event that the number of Shareholder Nominees submitted by Nominators or Nominator Groups pursuant to this article 119.3 exceeds the Maximum Number, the highest ranking Shareholder Nominee who meets the requirements of this article 119.3 from each Nominator and Nominator Group will be selected for inclusion in the Company’s proxy materials until the Maximum Number is reached, beginning with the Nominator or Nominator Group with the largest number of shares disclosed as owned (as defined below) in its respective Notice of Proxy Access Nomination submitted to the Company and proceeding through each Nominator or Nominator Group in descending order of ownership. If the Maximum Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this article 119.3 from each Nominator and Nominator Group has been selected, this process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached.

(ii)	To nominate any such Shareholder Nominee, the Nominator or Nominator Group shall:

(A)	submit to the Secretary, not less than 120 nor more than 150 days before the first anniversary of the date on which the Company’s definitive proxy statement was released to Shareholders in connection with the prior year’s annual general meeting; provided, however, that if the annual general meeting is convened more than 30 days prior to or delayed by more than 70 days after the first anniversary of the preceding year’s annual general meeting, or if no annual general meeting was held in the preceding year, the Notice of Proxy Access Nomination must be so received not earlier than 120 days prior to such annual general meeting and not later than the close of business on the later of (x) the 90th day prior to such annual general meeting or (y) the 10th day following the day on which a public announcement of the date of the annual general meeting is first made (the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this article 119.3, the “Final Proxy Access Deadline”); provided further that in no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period or extend any time period as provided in this article 119.3:

(1)	a written notice of the nomination by such Nominator or Nominator Group expressly electing to have its Shareholder Nominee included in the Company’s proxy materials pursuant to this article 119.3 (such written notice, the “Notice of Proxy Access Nomination”);

(2)	if the Nominator or Nominator Group so elects, a written statement of the Nominator or Nominator Group for inclusion in the Company’s proxy statement in support of the election of the Shareholder Nominee(s) to the Board, which statement shall not exceed 500 words with respect to each Shareholder Nominee (the “Nomination Statement”);
(3)	in the case of a nomination by a Nominator Group, the designation by all Group Members of one specified Group Member that is authorised to act on behalf of all Group Members with respect to the nomination and matters related thereto, including withdrawal of the nomination;
(4)	a representation by the Shareholder Nominee and the Nominator or Nominator Group (including any Group Member) that such person has provided and will provide facts, statements and other information in all communications with the Company and its Shareholders and beneficial owners, including without limitation the Notice of Proxy Access Nomination and the Nomination Statement, that are or will be true and correct in all material respects and will not omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading;
(5)	a statement of the Nominator (and any beneficial owner on whose behalf the nomination is made), or, in the case of a Nominator Group, each Group Member (and any beneficial owner on whose behalf the nomination is made), setting forth and certifying the number of shares such Nominator or Nominator Group is deemed to own (as determined in accordance with article 119.3(b)(ii)(B)) continuously for at least 3 years as of the date of the Notice of Proxy Access Nomination and one or more written statements from the Shareholder of the Required Shares (as defined below), and from each intermediary through which such shares are or have been held during the requisite 3-year holding period, verifying that, as of a date within 7 days prior to the date the Notice of Proxy Access Nomination is received by the Secretary, the Nominator or the Nominator Group, as the case may be, owns, and has owned continuously for the preceding 3 years, the Required Shares, and the Nominator’s (or, in the case of a Nominator Group, each Group Member’s) agreement to provide (aa) within 7 days after the record date for the applicable annual general meeting, written statements from the record holder and intermediaries verifying the Nominator or the Nominator Group’s, as the case may be, continuous ownership of the Required Shares through the record date, provided that if and to the extent that a Shareholder is acting on behalf of one or more beneficial owners, such written statements shall also be submitted by any such beneficial owner or owners, and (bb) immediate notice if the Nominator or the Nominator Group, as the case may be, ceases to own any of the Required Shares prior to the date of the applicable annual general meeting;
(6)	a copy of the Schedule 14N that has been filed with the U.S. Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;
(7)

a representation by the Nominator (and any beneficial owner on whose behalf the nomination is made), or, in the case of a Nominator Group, each Group Member (and any beneficial owner on whose behalf the nomination is made): (aa) that such person does not presently intend to acquire ownership (as defined in this article 119.3) of shares that, when taken together with the other shares owned by such person and any other such persons, would enable such person or persons to control the Company, (bb) that each such person will maintain ownership (as defined in this article 119.3) of the Required Shares through the date of the applicable annual general meeting, (cc) that each such person has not nominated, and will not nominate, for election to the Board at the applicable annual general meeting any person other than its Shareholder Nominee(s) pursuant to this article 119.3, (dd) that each such person has not distributed, and will not distribute, to any Shareholder or beneficial owner any form of proxy for the applicable annual general meeting other than the form distributed by the Company, (ee) that each such person has not engaged and will not directly or indirectly engage in, and has not been and will not be a participant (as defined in Schedule 14A of the Exchange Act) in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at the applicable annual general meeting other than its Shareholder Nominee(s) or a nominee of the Board and (ff) that each such person consents to the public disclosure of the information provided pursuant to this article 119.3; and
(8)

an executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominator and any beneficial owner on whose behalf the nomination is made (or, in the case of a Nominator Group, each Group Member (and any beneficial owner on whose behalf the nomination is made)) agrees to (aa) comply with all applicable laws, rules and regulations arising out of or relating to the nomination of each Shareholder Nominee pursuant to this article 119.3, (bb) assume all liability stemming from any legal or regulatory violation arising out of the communications and information provided by such person(s) to the Company and its Shareholders and beneficial owners, including without limitation the Notice of Proxy Access Nomination and the Nomination Statement, (cc) indemnify and hold harmless the Company and each of its Directors, officers, employees, agents and affiliates individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its Directors, officers, employees, agents and affiliates arising out of or relating to (i) any breach of representation made by the Shareholder Nominee, the Nominator or any beneficial owner on whose behalf the nomination is made (or, in the case of a Nominator Group, each Group Member (and any beneficial owner on whose behalf the nomination is made)) in connection with the nomination, (ii) any violation of law by any such person relating to the nomination; and (iii) any statement or information provided by any such person that is included in any communication to shareholders or Company filing, (dd) file with the U.S. Securities and Exchange Commission any solicitation or other communication with the Company’s Shareholders and beneficial owners relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, and (ee) furnish to the Company all updated information required by this article 119.3, including, without limitation, the information required by article 119.3(b)(iv); and

(B)	have owned or, in the case of a Nominator Group, collectively as a Nominator Group owned shares representing 3% or more of the voting power entitled to vote generally in the election of Directors (the “Required Shares”) continuously for at least three years as of both the date the Notice of Proxy Access Nomination is submitted to the Company and the record date for determining Shareholders eligible to vote at the annual general meeting and must continue to own the Required Shares at all times between the date the Notice of Proxy Access Nomination is submitted to the Company and the date of the applicable annual general meeting; provided that if and to the extent a Shareholder is acting on behalf of one or more beneficial owners (aa) only the shares owned by such beneficial owner or owners, and not any other shares owned by any such Shareholder, shall be counted for purposes of satisfying the foregoing ownership requirement and (bb) the aggregate number of Shareholders and all such beneficial owners whose share ownership is counted for the purposes of satisfying the foregoing ownership requirement shall not exceed 20. Two or more funds that are under common management and investment control shall be treated as one Shareholder or beneficial owner, as the case may be, for the purpose of satisfying the foregoing ownership requirements; provided that each fund otherwise meets the requirements set forth in this article 119.3; and provided further that any such funds whose shares are aggregated for the purpose of satisfying the foregoing ownership requirements provide documentation reasonably satisfactory to the Company that demonstrates that the funds are under common management and investment control within 7 days after the Notice of Proxy Access Nomination is delivered to the Company. No Shareholder or beneficial owner may be, or shall have been within the 3 months prior to the Final Proxy Access Deadline, a member of more than one Nominator Group.

For purposes of calculating the Required Shares, “ownership” shall be deemed to consist of and include only the outstanding shares as to which a person possesses both (aa) the full voting and investment rights pertaining to such shares and (bb) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the ownership of shares calculated in accordance with clauses (aa) and (bb) shall not include any shares (x) that a person or any of its affiliates (as such term is defined in the Exchange Act) has sold in any transaction that has not been settled or closed, including any short sale, (y) that a person or any of its affiliates has borrowed or purchased pursuant to an agreement to resell or (z) that are subject to any Derivative Instrument (as defined below) or similar agreement entered into by a person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the person’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such person’s or affiliates’ shares.

“Ownership” shall include shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the Shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time for the person. A person’s ownership of shares shall also be deemed to continue during any period in which such person has loaned such Shares, provided that the person has the power to recall such loaned Shares on five U.S. business days’ notice. The determination of whether the requirements of “ownership” of shares for purposes of this article 119.3 are met shall be made by the Board, which determination shall be presumptively binding on the Company, its Shareholders and beneficial owners and all other parties. For the purposes of this article 119.3, the terms “own”, “owned”, “owner”, “owning” and other variations of the word “own” shall have correlative meanings.

(iii)	In addition to the representations, agreements and other information required to be furnished by the Nominator and Shareholder Nominee pursuant to this article 119.3, the Notice of Proxy Access Nomination shall set forth:

(A)	with respect to the Nominator (and any beneficial owner on whose behalf the nomination is made) or, in the case of a Nominator Group, with respect to each Group Member (and any beneficial owner on whose behalf the nomination is made):

(1)	the name and address of each such person;

(2)

(aa) the class, series, and number of shares of the Company that are owned, directly or indirectly, beneficially and of record by each such person; (bb) any option, warrant, convertible security, stock appreciation right, or other right, in each case with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by each such person, and any other direct or indirect opportunity of such person to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (cc) any proxy, contract, arrangement, understanding, or relationship pursuant to which any person is a party and has a right to vote, directly or indirectly, any shares of any security of the Company; (dd) any short interest in any security of the Company held by any person (for purposes of this article 119.3, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (ee) any rights to dividends on the shares of the Company owned beneficially directly or indirectly by any person that are separated or separable from the underlying shares of the Company; (ff) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (gg) any agreement, arrangement or understanding with respect to performance-related fees (other than an asset-based fee) to which any person may directly or indirectly be entitled based on the election of the proposed nominee or any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by persons connected with the Nominator and/or Group Member (in the case of a Nominator Group) as defined in section 220 of the Act, or members of each such person’s immediate family sharing the same household; and (hh) any personal or other direct or indirect material interest of any person in the nomination to be submitted;
(3)	any other information relating to each such person and the nomination that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors at an annual general meeting in a contested election pursuant to Section 14 of the Exchange Act, including the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act, regardless of whether such solicitation is subject to such provision) in such solicitation;
(4)	all other information relating to each such person and the nomination which may be required to be disclosed under the Acts or applicable listing standards of the primary exchange on which the Company’s shares are listed; and

(B)	with respect to the Shareholder Nominee:

(1)	all of the representations, agreements and other information required to be furnished by the Nominator pursuant to article 119.3(b)(iii)(A);
(2)	the age, business address and residence address of such person;
(3)	the principal occupation or employment of such person; and
(4)	particulars which would, if such person were so appointed, be required to be included in the Company’s register of Directors and Secretaries.

(iv)	For the avoidance of doubt, with respect to any nomination submitted by a Nominator Group pursuant to this article 119.3, the information required by articles 119.3(b)(ii)(A) and 119.3(b)(iii) of these articles shall be provided by each Group Member (and any beneficial owner on whose behalf the nomination is made) and each such Group Member (and any beneficial owner on whose behalf the nomination is made) shall execute and deliver to the Secretary the representations and agreements required under articles 119.3(b)(ii)(A) and 119.3(b)(iii) hereof at the time the Notice of Proxy Access Nomination is submitted to the Company (or, in the case of any person who becomes a Group Member after such date, within 48 hours of becoming a Group Member).

In the event that the Nominator, Nominator Group or any Group Member shall have breached any of their agreements with the Company or any information included in the

Nomination Statement, or any other communications by the Nominator, Nominator Group or any Group Member (and any beneficial owner on whose behalf the nomination is made) with the Company or its Shareholders and beneficial owners, ceases to be true and correct in all material respects (or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading), each Nominator, Nominator Group or Group Member (and any beneficial owner on whose behalf the nomination is made), as the case may be, shall promptly (and in any event within 5 days of discovering such breach or that such information has ceased to be true and correct in all material respects (or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading)) notify the Secretary of any such breach, inaccuracy or omission in such previously provided information and shall provide the information that is required to correct any such defect, if applicable. All such information required to be included in the Notice of Proxy Access Nomination shall be true and correct (x) as of the record date for determining the Shareholders entitled to notice of the meeting and (y) as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the Shareholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Company not later than 5 days after the record date for determining the Shareholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the Shareholders entitled to notice of the meeting), not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or adjournment or postponement thereof) and not later than 5 days after the record date for determining the Shareholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). Notwithstanding anything to the contrary set forth herein, if any Nominator, Nominator Group or Group Member (or any beneficial owner on whose behalf the nomination is made) has failed to comply with the requirements of this article 119.3, the Board or the chairman of the meeting shall declare the nomination by such Nominator or Nominator Group to be invalid, and such nomination shall be disregarded.

(v)

(A) Within the time period specified in these articles for providing the applicable nomination, each Shareholder Nominee must deliver to the Secretary a written representation and agreement that such person (1) consents to be named in the proxy statement as a nominee, to serve as a Director if elected, and to the public disclosure of the information provided pursuant to this article 119.3, (2) understands his or her duties as a director under the Acts and agrees to act in accordance with those duties while serving as a Director, (3) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to any person as to how such nominee, if elected as a Director of the Company, will act or vote on any issue or question to be decided by the Board or that otherwise relates to the Company or the Shareholder Nominee’s service on the Board , (4) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person other than with the Company that has not been disclosed to the Company, including any agreement to indemnify such Shareholder Nominee for obligations arising as a result of his or her service as a Director of the Company, and has not and will not receive any such compensation or other payment from any person other than the Company that has not been disclosed to the Company, in each case in connection with such nominee’s nomination, service or action as a Director of the Company, (5) if elected as a Director of the Company, will comply with all applicable laws and stock exchange listing standards and the Company’s policies, guidelines and principles applicable to Directors, including, without limitation, the Company’s corporate governance guidelines, code of business ethics, conflict of interest, confidentiality, share ownership and trading policies and guidelines, and any other codes, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to Directors and (6) will provide facts, statements and other information in all communications with the Company and its Shareholders and beneficial owners that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(B)	At the request of the Company, each Shareholder Nominee for election as a Director of the Company must promptly submit (but in no event later than 7 days after receipt of the request) to the Secretary all completed and signed questionnaires required of Directors and officers. The Company may request such additional information as necessary to permit the Board to determine if each nominee is independent under the listing standards of each principal U.S. exchange upon which the shares are listed, any applicable rules of the U.S. Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s Directors and to determine whether the nominee otherwise meets all other publicly disclosed standards applicable to Directors.

(C)	In the event that the Shareholder Nominee shall have breached any of their agreements with the Company or any information or communications provided by a Shareholder Nominee to the Company or its Shareholders and beneficial owners ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such nominee shall promptly (and in any event within 5 days of discovering such breach or that such information has ceased to be true and correct in all material respects (or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made and as of such later date, not misleading)) notify the Secretary of any such breach, inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct, if applicable.

c)

In the event any Nominator or Nominator Group (or any beneficial owner on whose behalf the nomination is made) submits a nomination at an annual general meeting and either (A) such Nominator or any Group Member of such Nominator Group (or any beneficial owner on whose behalf the nomination is made) had nominated (or been a group member (or a beneficial owner on whose behalf the nomination is made) of a nominator group that had nominated) a nominee for election to the Board pursuant to articles 70—73 or this article 119.3, in each case, at any of the previous two annual general meetings and such nominee shall not have received at least 10% of the total votes cast in favour of such nominee’s election or such nominee withdrew from or became ineligible or unavailable for election to the Board, or (B) such Shareholder Nominee shall have been nominated for election pursuant to articles 70—73 or this article 119.3, in each case, at any of the previous two annual general meetings and such Shareholder Nominee shall not have received at least 25% of the total votes cast in favour of such nominee’s election or such nominee withdrew from or became ineligible or unavailable for election to the Board, then such nomination shall be disregarded.

d)

Notwithstanding anything to the contrary in this article 119.3, the Company shall not be required to include, pursuant to this article 119.3, a Shareholder Nominee in its proxy materials for any meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of a Shareholder Nominee at the general meeting, notwithstanding that proxies in respect of such vote may have been received by the Company: (A) for any meeting for which the Secretary receives notice that the Nominator, the Nominator Group or any Group Member, as the case may be, or any affiliate thereof, intends to nominate one or more persons for election to the Board pursuant to articles 70 to 73; (B) who is not independent under the listing standards of each principal U.S. exchange upon which the shares are listed, any applicable rules of the U.S. Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing independence of the Company’s Directors, in each case as determined by the Board; (C) who does not meet the audit committee independence requirements under the rules of any stock exchange on which the Company’s securities are traded or is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (D) whose election as a member of the Board would cause the Company to be in violation of these articles, the Company’s Memorandum of Association, the rules and listing standards of the principal U.S. securities exchanges upon which the shares are listed, or any applicable law, rule or regulation or of any publicly disclosed standards of the Company applicable to Directors, in each case as determined by the Board in its sole discretion; (E) who is or has been, within the past 3 years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914; (F) whose then-current or within the preceding 10 years’ business or personal interests place such Shareholder Nominee in a conflict of interest with the Company or any of its subsidiaries that would cause such Shareholder Nominee to violate any fiduciary duties of directors established pursuant to the Acts, including but not limited to, the duty to act in good faith in the best interests of the Company and the duty to exercise care, skill and diligence, as determined by the Board; (G) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years; (H) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; (I) if such Shareholder or beneficial owner shall have provided information to the Company in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board or any committee thereof (any such determination to be presumptively binding on the Company, its Shareholders and beneficial owners and all other parties); (K) to the extent permitted under applicable law, the Nominator (or a qualified representative thereof) or, in the case of a Nominator Group, the representative designated by the Nominator Group in accordance with article 119.3(b)(ii)(A)(3) (or a qualified representative thereof), or the Shareholder Nominee does not appear at the applicable annual general meeting to present the Shareholder Nominee for election; or (L) the Nominator (or any beneficial owner on whose behalf the nomination is made) or, in the case of a Nominator Group, any Group Member (or any beneficial owner on whose behalf the nomination is made), or applicable Shareholder Nominee otherwise breaches or fails to comply with its representations or obligations pursuant to these articles, including, without limitation, this article 119.3. For the purpose of this paragraph, clauses (A) through (L) will result in the exclusion from the proxy materials pursuant to this article 119.3 of the specific Shareholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of the Shareholder Nominee and the inability of the Nominator or Nominator Group that nominated such Shareholder Nominee to substitute another Shareholder Nominee therefor.

e)	Notwithstanding anything to the contrary contained in this article 119.3, the Company may omit from its proxy materials any information, including all or any portion of the Nomination Statement, if the Board determines that the disclosure of such information would violate any applicable law or regulation or that such information is not true and correct in all material respects or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

PROXY PERRIGO COMPANY PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON JULY 20, 2017. The undersigned, revoking any proxy or voting instructions previously given, appoints Ronald L. Winowiecki and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc beneficially held by the undersigned on May 26, 2017 at the Annual General Meeting of Shareholders to be held on July 20, 2017 or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, “FOR” Proposals 2, 3 and 5 through 7 and, with respect to Proposal 4, a vote for a frequency of “1 year”. IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from the TASE Clearing House member through which your shares are registered, to Perrigo Company plc, P.O. Box 7100, Tel Aviv, Israel 6107002 so your shares may be represented at the Meeting. The proxy card and Ownership Certificate must be received no later than July 16, 2017 to be validly included in the tally of shares voted at the Meeting. The Proxy Materials are available for review at: http://www.viewproxy.com/perrigo/2017

1. Elect Directors to hold office until the 2018 Annual General Meeting of Shareholders: 01 Bradley A. Alford 02 Laurie Brlas 03 Rolf A. Classon 04 Gary M. Cohen 05 John T. Hendrickson 06 Adriana Karaboutis 07 Jeffrey B. Kindler 08 Donal O’Connor 09 Geoffrey M. Parker 10 Theodore R. Samuels 11 Jeffrey C. Smith FOR AGAINST ABSTAIN 2. Ratify the appointment of Ernst & Young LLP as our independent auditor for the period ending December 31, 2017, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor: 3. Approve in an advisory vote the Company’s executive compensation: 4. Advisory vote on the frequency of future advisory votes on executive compensation: 1 YEAR 2 YEARS 3 YEARS ABSTAIN 5. Authorize Perrigo Company plc and/or any subsidiary of Perrigo Company plc to make market purchases of Perrigo Company plc’s ordinary shares: FOR AGAINST ABSTAIN 6. Determine the reissue price range for Perrigo Company plc treasury shares: FOR AGAINST ABSTAIN (Except nominee(s) written above.) 7. Amend the Company’s Articles of Association to implement proxy access: 8. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This section must be completed for your vote to be counted. Please date and sign below Dated: , 2017. Signature Name (printed) Title Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both owners should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Voting cut-off is July 16, 2017 at 11:59 PM Eastern Daylight Time.

PROXY PERRIGO COMPANY PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON JULY 20, 2017. The undersigned, revoking any proxy or voting instructions previously given, appoints Ronald L. Winowiecki and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc held of record by the undersigned on May 26, 2017 at the Annual General Meeting of Shareholders to be held on July 20, 2017 or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, “FOR” Proposals 2, 3 and 5 through 7 and, with respect to Proposal 4, a vote for a frequency of “1 year”. If you vote by Internet or telephone, please do not send your proxy by mail. IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held July 20, 2017. The Proxy Materials are available for review at: http://www.viewproxy.com/perrigo/2017

1. Elect Directors to hold office until the 2018 Annual General Meeting of Shareholders: 01 Bradley A. Alford 02 Laurie Brlas 03 Rolf A. Classon 04 Gary M. Cohen 05 John T. Hendrickson 06 Adriana Karaboutis 07 Jeffrey B. Kindler 08 Donal O’Connor 09 Geoffrey M. Parker 10 Theodore R. Samuels 11 Jeffrey C. Smith FOR AGAINST ABSTAIN 2. Ratify the appointment of Ernst & Young LLP as our independent auditor for the period ending December 31, 2017, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor: 3. Approve in an advisory vote the Company’s executive compensation: 4. Advisory vote on the frequency of future advisory votes on executive compensation: 1 YEAR 2 YEARS 3 YEARS ABSTAIN 5. Authorize Perrigo Company plc and/or any subsidiary of Perrigo Company plc to make market purchases of Perrigo Company plc’s ordinary shares: FOR AGAINST ABSTAIN 6. Determine the reissue price range for Perrigo Company plc treasury shares: 7. Amend the Company’s Articles of Association to implement proxy access: FOR AGAINST ABSTAIN 8. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This section must be completed for your vote to be counted. Please date and sign below. Dated: , 2017. Signature CONTROL NUMBER Name (printed)________________________________________ Title Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both owners should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or telephone A proxy submitted by a shareholder of record by mail must be received by July 19, 2017 at 10:00 AM Irish Standard Time. For participants in the Company’s 401K Plan, Internet and telephone voting is available through July 16, 2017 at 11:59 PM Eastern Daylight Time. For all other holders, Internet and telephone voting is available through July 18, 2017 at 11:59 PM Eastern Daylight Time. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/PRGO Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.